EXECUTION VERSION

BARCLAYS 745 Seventh Avenue New York, NY 10019	MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED BANK OF AMERICA, N.A. One Bryant Park New York, NY 10036

April 5, 2016
Coherent, Inc.
5100 Patrick Henry Drive
Santa Clara, California 95054
Attention: Kevin Palatnik
Project Rembrandt
Amended and Restated Commitment Letter
Ladies and Gentlemen:
Reference is hereby made to the Commitment Letter, dated as of March 16, 2016 (the “Original Commitment Letter”), between Barclays Bank PLC (“Barclays”) and you (as defined below). The Original Commitment Letter is hereby amended and restated and superseded in its entirety as follows (and the Original Commitment Letter shall be of no further force and effect):
Coherent, Inc., a Delaware corporation (“you” or the “US Borrower”) has advised Barclays, Bank of America, N.A. (“BofA”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”, which term shall include, in each case, MLPFS’s designated affiliate for any purpose hereunder, and together with BofA and their respective affiliates, “BAML”) (BAML, together with Barclays, each a “Commitment Party” and together, the “Commitment Parties”, “we” or “us”) that you intend to acquire (the “Acquisition”) ROFIN-SINAR Technologies Inc., a Delaware corporation (the “Acquired Business”). The Acquisition will be effected through the merger of a newly created wholly-owned subsidiary of yours (“Merger Sub”) with and into the Acquired Business, with the Acquired Business surviving such merger as your wholly-owned subsidiary pursuant to the terms of the Agreement and Plan of Merger, dated as of March 16, 2016 (the “Acquisition Agreement”), by and among the US Borrower, Merger Sub and the Acquired Business. The US Borrower, the Euro Borrower (as defined in Annex I), the Acquired Business and their respective subsidiaries are sometimes collectively referred to herein as the “Companies.”
You have also advised us that you intend to finance the Acquisition, the repayment of certain existing indebtedness (to be mutually agreed upon) of the Companies (the “Refinancing”), the costs and expenses related to the Transaction (as hereinafter defined) and the ongoing working capital and other general corporate purposes of the Companies after consummation of the Acquisition from the following sources (and that no financing other than the financing described herein will be required in connection with the Transaction): $850,000,000 in senior secured credit facilities of the Borrowers (collectively, the “Facilities”), comprised of (i) (a) a term loan B facility of $375,000,000, made available to the US Borrower (the “US Term Facility”) and (b) a term loan B facility of the Euro equivalent of $375,000,000, made available to the Euro Borrower (the “Euro Term Facility” and together with the US Term Facility, the “Term Facility”) and (ii) a revolving credit facility of $100,000,000 (the “Revolving Credit Facility”). The Acquisition, the Refinancing, the entering into and funding of the Facilities and all related transactions are hereinafter collectively referred to as the “Transaction.” The date of consummation of the Acquisition is referred to herein as the “Closing Date.”
1.Commitments. In connection with the foregoing, (a)(x) Barclays is pleased to advise you of its commitments to provide, severally and not jointly, 60% of the aggregate principal amount of each of the Facilities and (y) BofA is pleased to advise you of its commitments to provide, severally and not jointly, 40% of the aggregate principal amount of each of the Facilities (in such capacity, each an “Initial Lender” and collectively, the “Initial Lenders”), (b) Barclays’ willingness to act as the syndication agent (in such capacity, the “Syndication Agent”) and sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) for the Facilities, in each case subject to the conditions set forth in this letter and in Annexes I and II hereto (collectively, the “Summary of Terms” and together with this letter, the “Commitment Letter”) and (c) each of Barclays’ and MLPFS’s willingness, and you hereby engage each of Barclays and MLPFS, to act as joint lead arrangers and joint bookrunning managers (each, in such capacity, a “Lead Arranger” and collectively, the “Lead Arrangers”) for the Facilities, and in connection therewith to form a syndicate of lenders for the Facilities (collectively, the “Lenders”) reasonably acceptable to you. Notwithstanding anything to the contrary contained herein, the commitment of the Initial Lenders with respect to the initial fundings of the Facilities will be subject only to the satisfaction (or waiver by the Initial Lenders) of the conditions precedent set forth in paragraph 5 hereof. All capitalized terms used and not otherwise defined herein shall have the same meanings as specified therefor in the Summary of Terms.
Except as set forth below, you agree that no other agents, co-agents, arrangers, co-arrangers, bookrunners, managers or co-managers will be appointed, no other titles will be awarded and no compensation (other than as expressly contemplated by this Commitment Letter and the Fee Letters (as hereinafter defined)) will be paid to any Lender as consideration for its participation in the Facilities unless you and we shall agree. You agree further that Barclays will have “lead left” placement on all marketing materials relating to each of the Facilities and will perform the duties and exercise the authority customarily performed and exercised by it in such role, including acting as sole manager of the physical books.
2.    Syndication. The Lead Arrangers intend to commence syndication of the Facilities promptly after your acceptance of the terms of this Commitment Letter and the Fee Letters. Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that the Initial Lenders’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments or participations in respect of, the Facilities and in no event shall the commencement or successful completion of syndication of the Facilities constitute a condition to the availability of the Facilities on the Closing Date. You agree, prior to the Syndication Date (as hereinafter defined), to actively assist, and to use your commercially reasonable efforts to cause the Acquired Business and its subsidiaries to actively assist, the Lead Arrangers in achieving a syndication of each Facility that is reasonably satisfactory to the Lead Arrangers and you; provided that, notwithstanding each Lead Arranger’s right to syndicate the Facilities and receive commitments with respect thereto, it is agreed that (i) except in the case of an assignment to which you otherwise agree in writing, (A) no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Facilities on the Closing Date) in connection with any syndication, assignment or participation of the Facilities, including its commitments in respect thereof, until after the initial funding of the Facilities has occurred; and (B) no assignment or novation shall become effective with respect to all or any portion of an Initial Lender’s commitments in respect of the Facilities until after the initial funding of the Facilities; and (ii) each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred and the initial funding under the Facilities has been made. Notwithstanding anything to the contrary contained herein, any resales or assignments of the Facilities by any Lender (including any Initial Lender) on or following the Closing Date shall be governed by the provisions of the Facilities as set forth in the Summary of Terms. We agree not to syndicate our commitments to (i) competitors of the Companies specified to us by you in writing from time to time, (ii) any persons that are engaged as principals primarily in private equity, mezzanine financing or venture capital and certain banks, financial institutions, other institutional lenders and other entities, in each case that have been specified to us by you in writing on or prior to March 16, 2016 and (iii) as to any entity referenced in each case of clauses (i) and (ii) above (the “Primary Disqualified Institution”), any of such Primary Disqualified Institution’s known affiliates readily identifiable by name, but excluding any affiliate that is primarily engaged in, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which the Primary Disqualified Institution does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity (clauses (i), (ii) and (iii) above collectively, the “Disqualified Institutions”) and that no Disqualified Institutions may become Lenders. Such assistance shall include (a) your providing, and using your commercially reasonable efforts to cause your advisors, the Acquired Business, its subsidiaries and its advisors to provide, the Lead Arrangers and the Lenders promptly upon request with all customary information reasonably deemed necessary by the Lead Arrangers to complete such syndication, including, but not limited to (x) information and evaluations prepared by you, the Acquired Business and your and its advisors, or on your or its behalf, relating to the Transaction (including the Projections (as hereinafter defined)) and (y) customary forecasts prepared by management of the Companies of balance sheets, income statements and cash flow statements for each fiscal quarter for the first twelve months following the Closing Date and for each year commencing with the first fiscal year following the Closing Date and for each of the succeeding seven fiscal years thereafter; (b) your assistance (including the use of commercially reasonable efforts to cause the Acquired Business to assist) in the preparation of a customary information memorandum with respect to each of the Facilities (each, an “Information Memorandum”) and other customary marketing materials to be used in connection with the syndication of each Facility (collectively with the Summary of Terms and any additional summary of terms prepared for distribution to Public Lenders (as hereinafter defined), the “Information Materials”); (c) using commercially reasonable efforts to ensure that the syndication efforts of the Lead Arrangers benefit from your existing lending relationships and, to the extent practical and appropriate, using commercially reasonable efforts to ensure that the syndication efforts of the Lead Arrangers benefit from the existing banking relationships of the Acquired Business and its subsidiaries; (d) using commercially reasonable efforts to obtain, upon our request, prior to the launch of primary syndication, monitored public corporate credit or family ratings (but no specific rating) for you after giving effect to the Transaction and ratings (but no specific rating) of the Facilities from Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”) (collectively, the “Ratings”); (e) your ensuring, and with respect to the Acquired Business, using your commercially reasonable efforts to ensure, that none of the Companies shall syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of any debt of the Companies (other than the Facilities), including any renewals or refinancings of any existing debt, that, in the reasonable judgment of the Lead Arrangers, could reasonably be expected to materially and adversely affect the syndication of the Facilities without the prior written consent of the Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned) (it being understood and agreed that the following debt may be issued without the prior written consent of the Lead Arrangers: (i) capital leases and purchase money and equipment financing indebtedness incurred in the ordinary course of business, (ii) intercompany indebtedness and (iii) other indebtedness of the Acquired Business permitted to be incurred or remain outstanding under the Acquisition Agreement); and (f) your otherwise assisting the Lead Arrangers in their syndication efforts, including by making your officers and advisors, and, to the extent practical and appropriate, using your commercially reasonable efforts to make the officers and advisors of the Acquired Business, available from time to time upon reasonable advance notice to attend and make presentations regarding the business and prospects of the Companies and the Transaction at one or more meetings of prospective Lenders. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letters or any other letter agreement or undertaking concerning the financing of the Transaction to the contrary, neither the obtaining of the Ratings referenced above nor the compliance with any of the other provisions set forth in clauses (a) through (f) above or any other provision of this paragraph shall constitute a condition to the commitments hereunder or the funding of the Facilities on the Closing Date. For the avoidance of doubt, the Companies will not be required to provide any information to the extent that the provision thereof would violate any attorney-client privilege, law, rule or regulation or any obligation of confidentiality binding on the Companies; provided that in the event that the Companies do not provide information in reliance on this sentence, the Companies shall provide notice to the Lead Arrangers that such information is being withheld and shall use their commercially reasonable efforts to communicate, to the extent feasible, the applicable information in a way that would not violate the applicable obligation or risk waiver of such privilege.
It is understood and agreed that the Lead Arrangers will manage and control all aspects of the syndication of the Facilities in consultation with you and, as to the selection of Lenders, with your approval (such approval not to be unreasonably withheld or delayed), and, subject to the second paragraph in Section 1 above, any titles offered to prospective Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood that no Lender participating in the Facilities will receive compensation from you in order to obtain its commitment, except on the terms contained herein and in the Summary of Terms. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the sole and absolute discretion of the Lead Arrangers.
3.    Information Requirements. You hereby represent, warrant and covenant (with respect to information relating to the Acquired Business made available prior to the Closing Date, to your knowledge) that (a) all written information, other than Projections (as defined below) forward looking information and information of a general economic or industry specific nature, that has been or is hereafter made available to the Lead Arrangers or any of the Lenders by or on behalf of you or any of your representatives in connection with any aspect of the Transaction (including such information relating to the Acquired Business) (the “Information”) did not and will not when furnished, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in the light of the circumstances under which they were made, not materially misleading (giving effect to all supplements and updates provided thereto) and (b) all financial projections concerning the Companies that have been or are hereafter made available to the Lead Arrangers or any of the Lenders by or on behalf of you or any of your representatives (the “Projections”) have been or will be prepared in good faith based upon reasonable assumptions (it being understood and agreed that the Projections are not to be viewed as a guarantee of financial performance or achievement, that the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, and that actual results may differ from the Projections and such differences may be material). You agree that if at any time prior to the later of (a) the earlier of (i) the date on which a Successful Syndication (as defined in the Facilities Fee Letter) is achieved and (ii) 60 days following the Closing Date (such earlier date, the “Syndication Date”) and (b) the Closing Date any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will (and with respect to Information and Projections with respect to the Acquired Business you will use commercially reasonable efforts to cause the Acquired Business to) promptly supplement, or cause to be supplemented, the Information and Projections so that such representations will be correct in all material respects (to your knowledge insofar as it applies to the Information and Projections furnished prior to the Closing Date concerning the Acquired Business) at such time. In issuing this commitment and in arranging and syndicating each of the Facilities, the Commitment Parties are and will be using and relying on the Information and the Projections without independent verification thereof. For the avoidance of doubt, nothing in this paragraph will constitute a condition to the availability of the Facilities on the Closing Date.
You acknowledge that (a) the Lead Arrangers on your behalf will make available Information Materials to the proposed syndicate of Lenders by posting the Information Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain prospective Lenders (such Lenders, “Public Lenders”; all other Lenders, “Private Lenders”) may have personnel that do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Companies, their respective affiliates or any other entity, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such entities’ securities. If requested, you will assist the Lead Arrangers in preparing an additional version of the Information Materials not containing MNPI (the “Public Information Materials”) to be distributed to prospective Public Lenders.
Before distribution of any Information Materials (a) to prospective Private Lenders, you shall provide the Lead Arrangers with a customary letter authorizing the dissemination of the Information Materials; and (b) to prospective Public Lenders, you shall provide the Lead Arrangers with a customary letter authorizing the dissemination of the Public Information Materials and confirming the absence of MNPI therefrom. In addition, you hereby agree that (x) at the request of the Lead Arrangers (or their respective affiliates), you shall use commercially reasonable efforts to identify that portion of the Information Materials that may be distributed to the Public Lenders by clearly and conspicuously marking the same as “PUBLIC”; (y) all Information Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Lead Arrangers (and their respective affiliates) shall be entitled to treat any Information Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”
You agree, subject to the confidentiality and other provisions of this Commitment Letter, that the Lead Arrangers (and their respective affiliates) on your behalf may distribute the following documents to all prospective Lenders, unless you advise the Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to prospective Private Lenders: (a) administrative materials prepared by the Lead Arrangers for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (b) notifications of changes to the terms of the Facilities and (c) other materials intended for prospective Lenders after the initial distribution of the Information Materials, including drafts approved in writing by you and the Lead Arrangers (or their respective affiliates) and final versions of definitive documents with respect to the Facilities. If you advise the Lead Arrangers (or their respective affiliates) that any of the foregoing items should be distributed only to Private Lenders, then the Lead Arrangers (and their respective affiliates) will not distribute such materials to Public Lenders without further discussions with you. You agree (with respect to Information Materials relating to the Acquired Business made available prior to the Closing Date, to your knowledge) that Information Materials made available to prospective Public Lenders in accordance with this Commitment Letter shall not contain MNPI.
4.    Fees and Indemnities.
(a)    You agree to reimburse the Commitment Parties for all reasonable and documented out-of-pocket fees and expenses (including, but not limited to, the reasonable and documented fees, actual disbursements and other out-of-pocket expenses of one primary counsel to the Commitment Parties (it being understood and agreed that Weil, Gotshal & Manges LLP shall act as primary counsel to the Commitment Parties), and of (x) one local counsel in each relevant state and one local counsel in each Material Jurisdiction, in each case, retained by the Lead Arrangers (each such counsel shall be subject to your reasonable consent (such consent not to be unreasonably withheld, delayed or conditioned)) and (y) solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to the affected Commitment Parties similarly situated and reasonable due diligence expenses) incurred in connection with the Facilities, the syndication thereof, the preparation of the Credit Documentation (as defined below) therefor and the other transactions contemplated hereby, whether or not the Closing Date occurs or any of the Credit Documentation is executed and delivered or any extensions of credit are made under either of the Facilities. Such amounts shall be paid on the earlier of (i) the Closing Date or (ii) three business days following the termination of this Commitment Letter as provided below. You agree to pay the fees set forth in (x) the separate fee letter addressed to you dated the date hereof from the Commitment Parties (the “Facilities Fee Letter”) and (y) the separate agency fee letter addressed to you dated March 16, 2016 from the Administrative Agent (the “Agency Fee Letter” and, together with the Facilities Fee Letter, the “Fee Letters”).
(b)    You also agree to indemnify and hold harmless each of the Commitment Parties, each other Lender and each of their affiliates, successors and assigns and their respective partners, officers, directors, employees, trustees and agents (in each case, except to the extent acting in their capacity as a financial advisor in connection with the Acquisition) (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable and documented fees, actual disbursements and other out-of-pocket expenses of counsel to any Indemnified Party) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) this Commitment Letter, (b) the Fee Letters, (c) any aspect of the Transaction or any of the other transactions contemplated thereby or (d) the Facilities, or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense (i) is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from (x) such Indemnified Party’s bad faith, gross negligence or willful misconduct or (y) a material breach of such Indemnified Party’s obligations hereunder or under the Fee Letters, (ii) arises from a dispute solely among the Indemnified Parties (other than a dispute involving claims against us in our capacity as a Lead Arranger, Syndication Agent, bookrunning manager, co-agent or similar capacity), and in any such event described in this clause (ii) solely to the extent that the underlying dispute does not arise as a result of any action, inaction or representation of, or information provided by or on behalf of, you or any of your subsidiaries or (iii) resulted from any agreement governing any settlement effected without your prior written consent (such consent not to be unreasonably withheld or delayed); provided, however, that the foregoing indemnity will apply to any such settlement in the event that you were offered the ability to assume the defense of the action that was the subject matter of such settlement and elected not to assume such defense. In the case of any claim, litigation, investigation or proceeding (any of the foregoing, a “Proceeding”) to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such Proceeding is brought by you, your equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transaction is consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries arising out of, related to or in connection with any aspect of the Transaction, except to the extent of direct (as opposed to special, indirect, consequential or punitive) damages determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s bad faith, gross negligence, willful misconduct or material breach of this Commitment Letter or the Fee Letters. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct, actual damages resulting from the bad faith, gross negligence or willful misconduct of such Indemnified Party as determined by a final non-appealable judgment of a court of competent jurisdiction. You shall not, without the prior written consent of an Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened Proceeding against an Indemnified Party in respect of which indemnity could have been sought hereunder by such Indemnified Party unless (i) such settlement includes an unconditional release of such Indemnified Party from all liability or claims that are the subject matter of such Proceeding and (ii) does not include any statement as to any admission of liability.
You and each Indemnified Party (in consultation with you) shall take all reasonable steps to mitigate any losses, claims, damages, liabilities and expenses and each Indemnified Party shall give such information and assistance to you as you may reasonably request in connection with any Proceeding.
In addition, please note that Barclays Capital Inc. has been retained by you as financial advisor (in such capacity, together with any affiliates, the “Financial Advisor”) to you in connection with the Acquisition. You agree to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from our and our affiliates’ relationships with you as described and referred to herein.
5.    Conditions to Financing. The commitment of each Initial Lender with respect to the initial funding of the Facilities is subject solely to (a) the satisfaction or waiver by the Commitment Parties of each of the conditions set forth under Annex II hereto and (b) subject to the Funds Certain Provisions (as defined below), the execution and delivery of definitive credit documentation with respect to each Facility consistent with this Commitment Letter and the Fee Letters and, to the extent terms are not provided in this Commitment Letter or the Fee Letters, otherwise satisfactory to you and the Lead Arrangers (the “Credit Documentation”) prior to such initial funding.
Notwithstanding anything in this Commitment Letter, the Fee Letters, the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the Transaction to the contrary, (a) the Credit Documentation shall be in a form such that the terms thereof do not impair availability of the Facilities on the Closing Date if the conditions in Annex II and paragraph 5 hereof shall have been satisfied, (b) to the extent any security interest in the Collateral (as defined in Annex I) (other than the Collateral of the Borrowers and the Guarantors (as defined in Annex I) the security interest in which may be perfected by the filing of a UCC financing statement, the filing of short-form security agreements with the United States Patent and Trademark Office or the United States Copyright Office or the delivery of certificates evidencing equity interests (other than any certificates evidencing equity interests in the Acquired Business and its subsidiaries)) is not provided on the Closing Date after your use of commercially reasonable efforts to do so, the provision and/or perfection, as applicable, of any such Collateral shall not constitute a condition precedent to the availability of the Facilities on the Closing Date (it being understood, however, that the Credit Documentation shall provide that such provision and/or perfection occurs not later than 90 days, or in the case of any certificates evidencing equity interests in the Acquired Business and any of its subsidiaries organized in the United States, 10 days (or, in each case such later date as reasonably agreed to by the Administrative Agent) after the Closing Date pursuant to arrangements to be mutually agreed), and (c) subject to appropriate qualifications to reflect the foregoing clause (b), the only representations and warranties the accuracy of which shall be a condition to the availability of the Facilities on the Closing Date shall be those set forth in paragraph (ii) of Annex II hereto. The provisions of this paragraph are referred to herein as the “Funds Certain Provisions.”
Each of the parties hereto agrees that this Commitment Letter and the Fee Letters is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Credit Documentation by the parties hereto in a manner consistent with this Commitment Letter and, to the extent applicable, the Fee Letters, it being acknowledged and agreed that the funding of the Facilities is subject only to the conditions precedent as provided herein.
6.    Confidentiality and Other Obligations. This Commitment Letter and the Fee Letters and the contents hereof and thereof are confidential and, may not be disclosed in whole or in part to any person or entity without the prior written consent of the Lead Arrangers (not to be unreasonably withheld, conditioned or delayed) except (i) this Commitment Letter and the Fee Letters may be disclosed (A) on a confidential basis to your directors, officers, employees, accountants, attorneys and other representatives and professional advisors and those of your affiliates who need to know such information in connection with the Transaction and are informed of the confidential nature of such information, (B) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the reasonable advice of your legal counsel (in which case you agree to inform the Lead Arrangers promptly thereof prior to such disclosure to the extent permitted by applicable law), and (C) on a confidential basis to the directors, officers, employees, accountants, attorneys and other representatives and professional advisors of the Acquired Business in connection with their consideration of the Transaction, provided that the Fee Letters are redacted in a manner reasonably satisfactory to the Lead Arrangers, (ii) Annex I and Annex II and the existence of this Commitment Letter and the Fee Letters (but not the contents of the Commitment Letter and the Fee Letters) may be disclosed to Moody’s and S&P and any other rating agency on a confidential basis, (iii) the aggregate amount of the fees (including upfront fees and original issue discount) payable under the Fee Letters may be disclosed as part of generic disclosure regarding sources and uses for closing of the Facilities (but without disclosing any specific fees, market flex or other economic terms set forth therein or to whom such fees or other amounts are owed), (iv) the Commitment Letter and the Fee Letters may be disclosed on a confidential basis to your auditors after the Closing Date for customary accounting purposes, including accounting for deferred financing costs, (v) you may disclose the Commitment Letter (but not the Fee Letters) and its contents in any proxy or other public filing relating to the Acquisition, (vi) the Commitment Letter and the Fee Letters may be disclosed to a court, tribunal or any other applicable administrative agency or judicial authority in connection with the enforcement of your rights hereunder (in which case you agree to inform the Lead Arrangers promptly thereof prior to such disclosure to the extent permitted by applicable law), and (v) you many disclose the existence and contents of the Commitment Letter to potential Lenders and participants in connection with their consideration of the Transaction. This paragraph shall terminate on the earlier of (a) execution and delivery of the Credit Documentation and (b) the date that is twelve months from March 16, 2016.
The Commitment Parties shall use all confidential information provided to them by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and otherwise in connection with the Transaction and shall treat confidentially all such information; provided, however, that nothing herein shall prevent the Commitment Parties from disclosing any such information (i) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case the Commitment Parties agree to inform you promptly thereof to the extent not prohibited by law, rule or regulation), (ii) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Parties or any of their respective affiliates, (iii) to the extent that such information becomes publicly available other than by reason of disclosure in violation of this agreement by the Commitment Parties, (iv) to the Commitment Parties’ affiliates, employees, legal counsel, independent auditors and other experts, professionals or agents who need to know such information in connection with the Transaction and are informed of the confidential nature of such information, (v) for purposes of establishing a “due diligence” defense, (vi) to the extent that such information is received by a Commitment Party from a third party that is not to the applicable Commitment Party’s knowledge subject to confidentiality obligations to you, (vii) to the extent that such information is independently developed by the Commitment Parties, (viii) to potential Lenders, participants, assignees or any direct or indirect contractual counterparties to any swap or derivative transaction relating to you or your obligations under the Facilities (other than Disqualified Institutions), in each case, who agree to be bound by the terms of this paragraph (or language not less restrictive than this paragraph or as otherwise reasonably acceptable to you and each Commitment Party, including as may be agreed in any confidential information memorandum or other marketing material), (ix) to Moody’s and S&P, and to Bloomberg, LSTA and similar market data collectors with respect to the syndicated lending industry; provided that such information is supplied only on a confidential basis and does not include copies of the Fee Letters, or (x) with your prior written consent. This paragraph shall terminate on the earlier of (a) execution and delivery of the Credit Documentation and (b) the date that is twelve months from March 16, 2016.
You acknowledge that the Commitment Parties or their affiliates may be providing financing or other services to parties whose interests may conflict with yours. The Commitment Parties agree that they will not furnish confidential information obtained from you to any of their other customers and will treat confidential information relating to the Companies and their respective affiliates with the same degree of care as they treat their own confidential information. The Commitment Parties further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that the Commitment Parties are permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning the Companies or any of their respective affiliates that is or may come into the possession of the Commitment Parties or any of their respective affiliates.
In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (i) each of the Facilities and any related arranging or other services described in this Commitment Letter is an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, (ii) the Commitment Parties have not provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby, (iv) in connection with the financing transactions contemplated hereby and the process leading to such transactions, each of the Commitment Parties has been, is, and will be acting solely as a principal and has not been, is not, and will not be acting as an advisor, agent or fiduciary for you or any of your affiliates, stockholders, creditors or employees or any other party, (v) the Commitment Parties have not assumed and will not assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the financing transactions contemplated hereby or the process leading thereto, and the Commitment Parties have no obligation to you or your affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth in this Commitment Letter, and (vi) the Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and the Commitment Parties have no obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law and without limiting the provisions of paragraph 4(b), you hereby waive and release any claims that you may have against the Commitment Parties with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any financing transaction contemplated by this Commitment Letter.
The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “U.S.A. Patriot Act”), each of them is required to obtain, verify and record information that identifies you, the Euro Borrower and the Guarantors, which information includes the name and address of such person and other information that will allow the Commitment Parties, as applicable, to identify such person in accordance with the U.S.A. Patriot Act. This notice is given in accordance with the requirements of the U.S.A. Patriot Act and is effective for the Commitment Parties and each prospective Lender.
7.    Survival of Obligations. The provisions of paragraphs 2, 3, 4, 6 and 8 shall remain in full force and effect regardless of whether any Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of the Commitment Parties hereunder, provided that (i) the provisions of paragraphs 2 and 3 shall not survive if the commitments and undertakings of the Commitment Parties are terminated by any party hereto prior to the effectiveness of the Facilities, (ii) if the Facilities close and the Credit Documentation is executed and delivered (A) the provisions of paragraphs 2 and 3 shall survive only until the Syndication Date is achieved and (B) the provisions under paragraph 4 and the second paragraph of Section 6 shall be superseded and deemed replaced by the terms of the Credit Documentation governing such matters (solely to the extent such provisions are set forth therein).
8.    Miscellaneous. This Commitment Letter and the Fee Letters may be executed in multiple counterparts and by different parties hereto in separate counterparts, all of which, taken together, shall constitute an original. Delivery of an executed counterpart of a signature page to this Commitment Letter or the Fee Letters by telecopier, facsimile or other electronic transmission (e.g., a “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart thereof. Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter or the Fee Letters.
This Commitment Letter and the Fee Letters shall be governed by, and construed in accordance with, the laws of the State of New York; provided that (i) the interpretation of whether a Company Material Adverse Effect (as defined in Annex II hereto) has occurred, (ii) the accuracy of the Acquisition Agreement Representations and whether you or any of your affiliates have the right to terminate your (or its) obligations under the Acquisition Agreement or decline to consummate the Acquisition as a result of a breach of such Acquisition Agreement Representations and (iii) whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement shall, in each case, be construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each party hereto hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the Fee Letters, the Transaction and the other transactions contemplated hereby and thereby or the actions of the Commitment Parties in the negotiation, performance or enforcement hereof. Each party hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter, the Fee Letters, the Transaction and the other transactions contemplated hereby and thereby and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. The parties hereto agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such dispute. Each party hereto waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction the applicable party is or may be subject by suit upon judgment.
This Commitment Letter, together with the Fee Letters, embodies the entire agreement and understanding among the parties hereto and your affiliates with respect to the Facilities and supersedes all prior agreements and understandings relating to the subject matter hereof. No party has been authorized by the Commitment Parties to make any oral or written statements that are inconsistent with this Commitment Letter. Neither this Commitment Letter (including the attachments hereto) nor the Fee Letters may be amended or any term or provision hereof or thereof waived or modified except by an instrument in writing signed by each of the parties hereto.
This Commitment Letter may not be assigned by you without our prior written consent (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and the Indemnified Parties). Notwithstanding the foregoing sentence, (i) each Initial Lender may assign its commitment hereunder, in whole or in part, to any of its affiliates or to any Lender (other than to a Disqualified Institution); provided that, other than with respect to an assignment to which you otherwise agree in writing, such Initial Lender shall not be released from the portion of its commitment hereunder so assigned to the extent such assignee fails to fund the portion of the commitment assigned to it on the Closing Date notwithstanding the satisfaction of the conditions to funding set forth herein and (ii) MLPFS may, without notice to you, assign its rights and obligations under this Commitment Letter to any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related business may be transferred following the date hereof.
Please indicate your acceptance of the terms of the Facilities set forth in this Commitment Letter and the Fee Letters by returning to Barclays executed counterparts of this Commitment Letter and the Fee Letters not later than 9:00 a.m. (New York City time) on April 6, 2016, whereupon the undertakings of the parties with respect to the Facilities shall become effective to the extent and in the manner provided hereby. This offer shall terminate with respect to the Facilities if not so accepted by you at or prior to that time. Thereafter, all commitments and undertakings of the Commitment Parties hereunder will expire on the earliest of (a) 11:59 p.m. (New York City time) on March 16, 2017 (the “Commitment Termination Date”) (provided that to the extent the Termination Date (as defined in the Acquisition Agreement in effect on March 16, 2016) is extended to June 16, 2017 in accordance with the terms of Section 8.1(b) of the Acquisition Agreement (in accordance with the terms thereof as in effect on the date hereof), the Commitment Termination Date shall, upon notice of such extension to the Lead Arrangers from the US Borrower, be automatically extended to 11:59 p.m. (New York City time) on June 16, 2017), (b) the closing of the Acquisition without the use of the Facilities, (c) the termination of the Acquisition Agreement and (d) the public announcement of the abandonment of the Acquisition by you or any of your affiliates in a public statement or filing (such earliest time set forth in clause (a), (b), (c) or (d) above, the “Expiration Date”).
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We are pleased to have the opportunity to work with you in connection with this important financing.
Very truly yours,
BARCLAYS BANK PLC

By:     /s/ Timothy Broadbent
Name:    Timothy Broadbent
Title:    Managing Director
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
By:     /s/ Neil Kahrim
Name:    Neil Kahrim
Title: Director

BANK OF AMERICA, N.A.

By:     /s/ Neil Kahrim
Name:    Neil Kahrim
Title: Director

This Commitment Letter is accepted and agreed
to as of the date first written above:
COHERENT, INC.

By: /s/ Kevin Palatnik
Name: Kevin Palatnik
Title: EVP&CFO
ANNEX I
SUMMARY OF TERMS AND CONDITIONS
FACILITIES
Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex I is attached.

Borrowers:
With respect to the US Term Facility and the Revolving Credit Facility, Coherent, Inc. (the “US Borrower”).
With respect to the Euro Term Facility and the Revolving Credit Facility, Coherent Holding GmbH, a German company with limited liability (the “Euro Borrower” and, together with the US Borrower, the “Borrowers”).

Borrower Representative:
The Credit Documentation (as defined below) will permit the US Borrower to act as the borrower representative (in such capacity, the “Borrower Representative”), and to act as agent on behalf of the Borrowers for purposes of delivering notices, providing consents, receiving notices and taking other actions permitted or required under the Credit Documentation.

Guarantors:
Subject in all respects to the Security Principles (as defined below), (a) the obligations of the US Borrower under the US Term Facility, the Revolving Credit Facility (as defined below) and, at the Borrower Representative’s option, under any treasury management, interest protection or other hedging arrangements entered into with a Lender (as defined below) or an affiliate thereof (collectively, the “US Obligations”) will be guaranteed on a senior basis by each of the US Borrower’s, direct or indirect, wholly-owned restricted subsidiaries that are US Subsidiaries (as defined below) (the entities described in this clause (a), collectively, the “US Guarantors”; the US Guarantors together with the US Borrower, the “US Loan Parties”) and (b) all obligations of the Euro Borrower under the Euro Term Facility and the Revolving Credit Facility (collectively, the “Euro Obligations”) will be unconditionally guaranteed on a senior basis by each US Loan Party and each of the US Borrower’s wholly-owned restricted subsidiaries that are Foreign Subsidiaries (as defined below) (collectively, the “Euro Guarantors”; and the Euro Guarantors, together with the US Guarantors, collectively, the “Guarantors”; and the Euro Guarantors, together with the Euro Borrower, collectively, the “Euro Loan Parties”; and the Euro Loan Parties, together with the US Loan Parties, the “Loan Parties”), subject to customary exceptions to be agreed (including, without limitation, no guarantee from (i) with respect to the US Obligations only, any CFC Holdco or Disregarded Domestic Person (each as defined below) and any US Subsidiary that is a subsidiary of a Foreign Subsidiary, (ii) any subsidiary whose provision of a guarantee would (x) be prohibited by applicable law or regulation or any contractual obligation existing on the Closing Date or at the time of acquisition thereof after the Closing Date (so long as such prohibition is not created in contemplation of such transaction) or that would require consent, approval, license or authorization of a governmental authority (unless such consent, approval, license or authorization has been received) or (y) otherwise result in a material adverse tax consequence to either Borrower, in each case, as reasonably determined by such Borrower, (iii) Immaterial Subsidiaries (as defined below), (iv) unrestricted subsidiaries, (v) captive insurance companies, (vi) not-for-profit subsidiaries, (vii) special purpose entities, (viii) any subsidiary where the Borrower Representative and the Administrative Agent reasonably determine that the costs of obtaining a guarantee from such subsidiary are excessive in relation to the value afforded thereby or (ix) other subsidiaries mutually agreed between the Borrower Representative and the Administrative Agent. For the avoidance of doubt and notwithstanding anything to the contrary herein, subsidiaries which are not “eligible contract participants” shall not guarantee swap obligations to the extent not permitted by the Commodity Exchange Act, or any regulation thereunder, by virtue of such subsidiary failing to constitute an “eligible contract participant”.
For purposes of the Credit Documentation, (a) “US Subsidiary” means any direct or indirect subsidiary of the US Borrower organized under the laws of the United States, any state thereof or the District of Columbia, (b) “Foreign Subsidiary” means any direct or indirect subsidiary of the US Borrower organized in a jurisdiction outside of the United States, any state thereof or the District of Columbia, (c) “Guarantor Coverage Test” means, as of the last day of the fiscal quarter of the US Borrower most recently ended for which financial statements have been (or were required to be) delivered pursuant to the Credit Documentation, the Consolidated Total Assets (to be defined in a manner consistent with the Documentation Principles) and Consolidated EBITDA (as defined below) attributable to the Guarantors only is no less than 80% of Consolidated Total Assets and Consolidated EBITDA, respectively, of the US Borrower and its restricted subsidiaries (other than any restricted subsidiaries located in an Excluded Jurisdiction), in each case as of such date for the test period most recently ended, (d) “Immaterial Subsidiary” means (i) any Restricted Subsidiary organized under the law of a Non-Material Jurisdiction and (ii) any Restricted Subsidiary organized under the laws of a Material Jurisdiction, taken together with all such Immaterial Subsidiaries organized under the laws of such Material Jurisdiction as of the last day of the fiscal quarter of the US Borrower most recently ended for which financial statements have been (or were required to be) delivered pursuant to the Credit Documentation, did not have assets with a value in excess of 1.0% of Consolidated Total Assets or contribute in excess of 1.0% of Consolidated EBITDA, in each case as of such date for the test period most recently ended; provided, that the Borrower Representative may elect in its sole discretion to exclude as an Immaterial Subsidiary any Restricted Subsidiary that would otherwise meet the definition thereof; provided, further that a Material Subsidiary organized in any Post-Closing Material Jurisdiction shall not be required to be a Guarantor if the US Borrower has, as of such date for the test period most recently ended, complied with the Guarantor Coverage Test, (e) “Material Jurisdiction” means (i) on the Closing Date, the United States, the United Kingdom, Germany, Spain and the Netherlands (the “Closing Date Material Jurisdictions”) and (ii) at any time after the Closing Date, the Closing Date Material Jurisdictions and any other jurisdiction where any Restricted Subsidiary organized under the laws of such jurisdiction, taken together with all other Restricted Subsidiaries organized under the laws of such jurisdiction as of the last day of the fiscal quarter of the US Borrower most recently ended for which financial statements have been (or were required to be) delivered pursuant to the Credit Documentation, have assets with a value in excess of 5.0% of Consolidated Total Assets or contribute in excess of 5.0% of Consolidated EBITDA of the US Borrower and its restricted subsidiaries, in each case as of such date for the test period most recently ended (the “Post-Closing Material Jurisdiction”); provided that in no event shall The People’s Republic of China, South Korea or Japan be deemed to be a “Material Jurisdiction” (each such jurisdiction, an “Excluded Jurisdiction”), (f) “Non-Material Jurisdiction” means any jurisdiction that is not a Material Jurisdiction and (g) “Material Subsidiary” means any direct or indirect subsidiary of the US Borrower which is not an Immaterial Subsidiary.

Administrative and Collateral Agent:	Barclays Bank PLC (“Barclays”) will act as sole and exclusive administrative and collateral agent for the Lenders (the “Administrative Agent”).
Joint Lead Arrangers and Joint Bookrunning Managers:
Barclays and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”, which term shall include, in each case, MLPFS’s designated affiliate for any purpose hereunder) will act as joint lead arrangers and joint bookrunning managers for the Facilities (each, in such capacity, a “Lead Arranger” and collectively, the “Lead Arrangers”).

Syndication Agent:	Barclays will act as syndication agent for the Facilities (in such capacity, the “Syndication Agent”).
Lenders:
Banks, financial institutions and institutional lenders selected by the Lead Arrangers and reasonably acceptable to the Borrower Representative and, after the initial funding of the Facilities, subject to the restrictions set forth in the Assignments and Participations section below (the “Lenders”).

Facilities:	An aggregate principal amount of up to $850,000,000 will be available through the following facilities (such facilities, the “Facilities”):

Term Facility: (i) a $375,000,000 (plus, at the election of the Borrower Representative, an amount sufficient to fund original issue discount (“OID”) or upfront fees required to be funded in connection with the “market flex” provisions of the Facilities Fee Letter and not funded under the Revolving Credit Facility) term loan B facility made available to the US Borrower, all of which will be drawn on the Closing Date (the “US Term Facility”) and (ii) a term loan B facility in a principal amount equal to the Euro equivalent of $375,000,000 made available to the Euro Borrower, all of which will be drawn on the Closing Date (the “Euro Term Facility” and together with the US Term Facility, collectively, the “Term Facility”). For the avoidance of doubt, the Euro equivalent shall be determined by the Administrative Agent on the earlier of (x) the allocation of the commitments under the Term Facility in connection with the syndication thereof and (y) the date on which the Borrower Representative submits the borrowing request to the Administrative Agent in connection with the initial funding of the Facilities.

Revolving Credit Facility: a $100,000,000 revolving credit facility (the “Revolving Credit Facility” and the loans thereunder, the “Revolving Loans”), available from time to time on or after the Closing Date until the fifth anniversary of the Closing Date, which will be available to the US Borrower and the Euro Borrower in Euros, U.S. dollars and/or such other currencies as the Administrative Agent and each lender with a commitment under the Revolving Credit Facility agrees. The Revolving Credit Facility shall include a sublimit of $30,000,000 for the issuance of standby letters of credit (each, a “Letter of Credit”) and a sublimit of $10,000,000 for swingline loans (each, a “Swingline Loan”). Letters of Credit will be initially issued by Barclays and Bank of America, N.A. on a pro rata basis (in such capacity, the “Issuing Bank”), and each of the Lenders under the Revolving Credit Facility will purchase an irrevocable and unconditional participation in each Letter of Credit and each Swingline Loan.

Swingline Option:
Barclays, in its capacity as the swingline lender (in such capacity, the “Swingline Lender”), will make Swingline Loans available to the US Borrower in U.S. dollars on a same day basis. The US Borrower must repay each Swingline Loan upon demand of the Swingline Lender (and in any event on the fifth anniversary of the Closing Date).

Purpose:
The proceeds of the borrowings under the Term Facility on the Closing Date and cash on of the balance sheet of the Borrowers and the Guarantors, shall be used (i) to finance the Acquisition and the Refinancing and (ii) to pay fees and expenses incurred in connection with the Transaction. The proceeds of the Revolving Credit Facility may be used on the Closing Date to fund any additional upfront fees or OID payable due to an imposition of “market flex” under the Facilities Fee Letter (to the extent no funded by an increase to the US Term Facility) and to backstop, cash collateralize or replace letters of credit outstanding on the Closing Date. The proceeds of the Revolving Credit Facility shall be used after the Closing Date to provide ongoing working capital and for other general corporate purposes of the Borrowers and their subsidiaries.

Interest Rates:
The interest rates per annum applicable to the Facilities will be, at the option of the Borrower Representative (i) LIBOR plus the Applicable Margin (as hereinafter defined) or (ii) the Base Rate plus the Applicable Margin. The Applicable Margin means (a) with respect to the Term Facility, (x) 4.75% per annum, in the case of LIBOR advances, and (y) 3.75% per annum, in the case of Base Rate advances, and (b) with respect to the Revolving Credit Facility, (x) 4.25% per annum, in the case of LIBOR advances, and (y) 3.25% per annum, in the case of Base Rate advances, in each case with two 25 basis point step-downs if the Secured Net Leverage Ratios (as defined below) are less than 0.75x and 1.25x inside the Secured Net Leverage Ratio on the Closing Date, respectively.

Each Swingline Loan shall bear interest at the Base Rate plus the Applicable Margin for Base Rate Revolving Loans.

The Borrower Representative may select interest periods of one, two, three or six months (and, if agreed to by all relevant Lenders, twelve months) for LIBOR advances. Interest shall be payable in cash at the end of the selected interest period, but no less frequently than quarterly.

“LIBOR” and “Base Rate” will have meanings customary and appropriate for financings of this type; provided that (x) LIBOR with respect to (i) the Term Facility will be deemed to be not less than 1.00% per annum (the “LIBOR Floor”) and (ii) the Revolving Credit Facility will be deemed to be not less than 0.00% per annum and (y) the Base Rate will be deemed to be not less than 100 basis points higher than one-month LIBOR.

During the continuance of an event of default for non-payment of principal, interest or any other amount, interest will accrue on such overdue principal, interest or other amount at the Default Rate (as defined below). During the continuance of a bankruptcy event of default, the principal amount of all outstanding obligations will bear interest at the Default Rate. As used herein, “Default Rate” means (i) on the principal of any loan at a rate of 2.00% in excess of the rate otherwise applicable to such loan and (ii) on any other overdue amount at a rate of 2.00% in excess of the non-default rate of interest then applicable to Base Rate loans under the Term Facility.

Commitment Fee:
For the period commencing on the Closing Date through the last day of the first fiscal quarter ending thereafter, a commitment fee of 0.50% per annum, with a step down to 0.375% per annum for any fiscal quarterly period thereafter for which the Secured Net Leverage Ratio as of the last day of the most recently completed fiscal quarter is equal to or less than a Secured Net Leverage Ratio that is 1.00x inside the Secured Net Leverage Ratio on the Closing Date, shall be payable on the actual daily unused portions of the Revolving Credit Facility during each such applicable period, such fee to be payable quarterly in arrears and on the date of termination or expiration of the commitments under the Revolving Credit Facility. Swingline Loans will not be considered utilization of the Revolving Credit Facility for purposes of this calculation. No commitment fee shall be paid to any defaulting lender.

Calculation of Interest and Fees:
Other than calculations in respect of interest at the Base Rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360-day year.

Cost and Yield Protection:
Customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes, except as required by applicable law (with appropriate gross-up for withholding taxes, subject to customary exceptions); provided that for all purposes of the Credit Documentation, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and directives promulgated thereunder and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case, pursuant to Basel III, shall be deemed introduced or adopted after the Closing Date.

Letter of Credit Fees:
Letter of Credit fees equal to the Applicable Margin from time to time on LIBOR advances under the Revolving Credit Facility on a per annum basis will be payable quarterly in arrears and shared proportionately by the Lenders under the Revolving Credit Facility. In addition, a fronting fee equal to 12.5 basis points per annum will be payable to the Issuing Bank for its own account, as well as reasonable customary issuance and documentary fees. Both the Letter of Credit fees and the fronting fees will be calculated on the amount available to be drawn under each outstanding Letter of Credit.

Maturity:	Term Facility: 7 years after the Closing Date.
Revolving Credit Facility: 5 years after the Closing Date.
Amendment and Extension:
The Credit Documentation shall provide the right of individual Lenders to agree in their sole discretion to extend the maturity of their loans and commitments under the Facilities upon the request of the Borrower Representative and without the consent of any other Lender (and as further described under “Waivers and Amendments” below).

Incremental Facilities:
The Credit Documentation will permit the Borrower Representative to add one or more incremental term loan facilities to the Facilities (each, an “Incremental Term Facility”) and/or increase commitments under the Revolving Credit Facility (any such increase, an “Incremental Revolving Facility”; the Incremental Term Facilities and the Incremental Revolving Facilities are collectively referred to as “Incremental Facilities”) in an aggregate amount of up to (a) $150,000,000 plus (b) an additional amount such that, in the case of this clause (b) only, after giving pro forma effect thereto (including use of proceeds), the Senior Secured Net Leverage Ratio (as defined below) does not exceed 2.75:1.00 (and, for purposes of the test in this clause (b) to include all such Incremental Facilities, assuming they were fully drawn, and whether or not secured and whether secured on a first-lien or junior basis (without netting the proceeds thereof), but excluding any substantially simultaneous debt incurrence pursuant to clause (a)) (it being understood that loans may be incurred under both clauses (a) and (b) above, and proceeds from any such incurrence under both clauses (a) and (b) above may be utilized in a single transaction by first calculating the incurrence under clause (b) above and then calculating the incurrence under clause (a) above and, for the avoidance of doubt, any such incurrence under clause (a) shall not be given pro forma effect for purposes of determining Senior Secured Net Leverage Ratio for purposes of effectuating the incurrence under clause (b) in such single transaction); provided that (i) no Lender will be required to participate in any such Incremental Facility, (ii) (x) no event of default (or, in the case of an Incremental Facility the proceeds of which will be used to finance a Permitted Acquisition (as defined below), no payment or bankruptcy event of default) exists or would exist after giving effect thereto and (y) the representations and warranties in the Credit Documentation shall be true and correct in all material respects (except to the extent already qualified by materiality or material adverse effect) (provided that any bring-down of representations and warranties shall be limited in the case of any Permitted Acquisition to customary “specified representations” and “acquisition agreement representations”), (iii) the maturity date of any such Incremental Term Facility shall be no earlier than the maturity date for the Term Facility, (iv) the weighted average life to maturity of any Incremental Term Facility shall be no shorter than the weighted average life to maturity of the Term Facility, (v) the interest margins for the Incremental Term Facility shall be determined by the Borrower Representative and the lenders of the Incremental Term Facility; provided that in the event that the interest margins for any Incremental Term Facility incurred less than 18 months after the Closing Date are greater than the Applicable Margin for the Term Facility by more than 50 basis points, then the Applicable Margin for the Term Facility shall be increased to the extent necessary so that the interest margins for the Incremental Term Facility are not more than 50 basis points higher than the Applicable Margin for the Term Facility; provided, further, that in determining the interest margins applicable to the Term Facility and the Applicable Margins for the Incremental Term Facility, (x) OID or upfront fees (which shall be deemed to constitute like amounts of OID) payable by the applicable Borrower for the account of the Lenders of the Term Facility or the Incremental Term Facility in the primary syndication thereof shall be included (with OID being equated to interest based on the shorter of (i) the weighted average life to maturity of such loans and (ii) an assumed four-year life to maturity), (y) customary arrangement, structuring, underwriting, amendment or commitment fees payable solely to the Lead Arrangers (or their respective affiliates) in connection with the Term Facility or to one or more arrangers (or their affiliates) of the Incremental Term Facility shall be excluded, and (z) if the LIBOR or Base Rate floor for the Incremental Term Facility is greater than the LIBOR or Base Rate floor, respectively, for the existing Term Facility, the difference between such floor for the Incremental Term Facility and the existing Term Facility shall be equated to an increase in the Applicable Margin for purposes of this clause (v), (vi) each Incremental Facility may be secured by either a pari passu or junior lien on the Collateral (as hereinafter defined) securing the Facilities in each case on terms and pursuant to documentation reasonably satisfactory to the Administrative Agent, (vii) any Incremental Revolving Facility shall be on terms and pursuant to documentation applicable to the Revolving Credit Facility and any Incremental Term Facility shall be on terms and pursuant to documentation to be determined by the Borrower Representative and the lenders providing such Incremental Facility, provided that, to the extent such terms and documentation are not consistent with the Term Facility (except to the extent permitted by clause (iii), (iv) or (v) above), they shall be reasonably satisfactory to the Administrative Agent and (viii) subject to clause (vii) above, any Incremental Term Facility shall be on terms and pursuant to documentation to be agreed between the Borrower Representative and the applicable lenders providing the Incremental Term Facility; provided that to the extent such terms and documentation are not consistent with the Term Facility or the Revolving Credit Facility, as the case may be (except to the extent permitted above), such terms may, at the option of the Borrower Representative, be incorporated into the Credit Documentation to the extent all such terms are beneficial to all existing Lenders without further amendment requirements, including, for the avoidance of doubt, any increase in the Applicable Margin relating to the existing Term Facility to bring such Applicable Margin in line with the Incremental Term Facility to achieve fungibility with such existing Term Facility. The Borrower Representative shall seek commitments in respect of any Incremental Facility from existing Lenders or from additional banks, financial institutions and other institutional lenders reasonably acceptable to the Administrative Agent who will become Lenders in connection therewith.

The Credit Documentation will permit the Borrower Representative to utilize availability under the Incremental Term Facilities to issue first or junior lien secured notes or junior lien loans (any such notes or loans (including notes issued through a private placement), “Incremental Equivalent Debt”), with the amount of such secured notes or loans reducing the aggregate principal amount available for the Incremental Term Facilities, subject to customary terms and conditions to be agreed; provided that, to the extent any Incremental Equivalent Debt is junior lien indebtedness, such indebtedness shall be permitted to be incurred as Incremental Equivalent Debt to the extent that after giving pro forma effect thereto (include use of proceeds) the Total Gross Leverage Ratio (as defined below) does not exceed 4.50:1.00 regardless of the Senior Secured Net Leverage Ratio then in effect.

Refinancing Facilities:
The Credit Documentation will permit the Borrower Representative to refinance loans under the Term Facility or commitments under the Revolving Credit Facility or loans or commitments under any Incremental Facility (each, “Refinanced Debt”) from time to time, in whole or part, with (x) one or more new term facilities (each, a “Refinancing Term Facility”) or new revolving credit facilities (each, a “Refinancing Revolving Facility”; the Refinancing Term Facilities and the Refinancing Revolving Facilities are collectively referred to herein as “Refinancing Facilities”), respectively, under the Credit Documentation with the consent of the Borrower Representative and the institutions providing such Refinancing Facility or (y) other than with respect to a refinancing of the Revolving Credit Facility, one or more series of unsecured notes or loans, notes secured by the Collateral on a pari passu basis with the Facilities or notes or loans secured by the Collateral on a subordinated basis to the Facilities, which will be subject to customary intercreditor terms reasonably acceptable to the Administrative Agent and the Borrower Representative (any such notes or loans, “Refinancing Notes” and together with the Refinancing Facilities, the “Refinancing Indebtedness”); provided that (i) any Refinancing Term Facility or Refinancing Notes consisting of term loans do not mature prior to the maturity date of, or have a shorter weighted average life than, the applicable Refinanced Debt consisting of term loans, (ii) any Refinancing Notes consisting of notes do not mature prior to the maturity date of the applicable Refinanced Debt or have any scheduled amortization, (iii) the commitments under any Refinancing Revolving Facility do not terminate prior to the termination date of the revolving commitments under the applicable Refinanced Debt, (iv) there shall be no issuers, borrowers or guarantors in respect of any Refinancing Indebtedness that are not a Borrower or a Guarantor, (v) any Refinancing Notes shall not contain any mandatory prepayment provisions (other than related to customary asset sale and change of control offers or events of default) that could result in prepayments of such Refinancing Notes prior to the maturity date of the applicable Refinanced Debt, (vi) the other terms and conditions of such Refinancing Indebtedness (excluding pricing, interest rate margins, rate floors, discounts, fees and prepayment or redemption provisions) shall either, at the option of the Borrower Representative, (x) with respect to Refinancing Notes only, reflect market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined by the Borrower Representative) or (y) not be materially more favorable (when taken as a whole) to the lenders or investors providing such Refinancing Indebtedness than the terms of the applicable Refinanced Debt unless (1) the holders of the Refinanced Debt being replaced also receive the benefit of such terms or (2) any such provisions apply only after the maturity date of the Refinanced Debt and (vii) the proceeds of such Refinancing Facility or Refinancing Notes (a) shall not be in an aggregate principal amount greater than the aggregate principal amount of the applicable Refinanced Debt plus any fees, premiums, OID and accrued interest associated therewith, and costs and expenses related thereto and (b) shall be immediately applied to permanently prepay (or, in the case of a Refinancing Revolving Facility, replace) in whole or in part the applicable Refinanced Debt.

Documentation Principles:
The Credit Documentation:
(i)    will be negotiated in good faith within a reasonable time period to be determined based on the expected Closing Date and taking into account the timing of the syndication of the Facilities;
(ii)    be in such form that they do not impair the availability of the Term Facility by the Closing Date if the Funds Certain Provisions are satisfied;
(iii)    will contain only those mandatory prepayments, representations, warranties, conditions to borrowing, affirmative, negative and financial covenants and events of defaults set forth herein, in each case applicable to the Borrowers and their restricted subsidiaries; and
(iv)    will contain other terms and provisions substantially consistent with those contained in a documentation precedent (the “Documentation Precedent”) to be mutually agreed (as adjusted pursuant to terms of this section, the “Documentation Principles”), with such changes and modifications thereto (A) that reflect the terms and provisions set forth in the Commitment Letter, this Summary of Terms and Conditions and the “market flex” provisions of the Facilities Fee Letter, (B) that reflect changes in law or accounting standards and requirements of local law or to cure mistakes or defects, (C) that are reasonably agreed to by the Borrower Representative and the Lead Arrangers, (D) that are reasonably necessary to take into account the operational requirements and strategic requirements of the Borrowers and their restricted subsidiaries (after giving effect to the Transaction) in light of their size, industries, businesses and business practices, geographic location and operations, proposed business plan and financial model, (E) the jurisdiction of organization of the Borrowers and their restricted subsidiaries and (F) that reflect the customary operational and agency provisions of the Administrative Agent.
For the avoidance of doubt, the Credit Documentation shall include customary EU bail-in provisions.

Scheduled Amortization:
Term Facility: Subject to quarterly amortization of principal equal to 0.25% per quarter of the original aggregate principal amount of the Term Facility, with the balance payable at final maturity of the Term Facility.

Revolving Credit Facility: None.
Mandatory Prepayments:
In addition to the amortization set forth above and the next paragraph, mandatory prepayments shall be required:
(i)    in an amount equal to 100% of the net cash proceeds of non-ordinary course asset sales or other dispositions (including insurance and condemnation proceeds) by the Borrowers or any of their restricted subsidiaries (other than a disposition among the Borrowers and any of their restricted subsidiaries), to the extent (A) such proceeds are not reinvested or committed to be reinvested in assets useful in the business of the Borrowers or any of their restricted subsidiaries within 12 months of receipt (provided that if so committed, such reinvestment shall in any case occur within 180 days following such twelve-month period) of the date of such disposition and (B) the aggregate amount of such proceeds that are not reinvested in accordance with clause (A) hereof exceeds $10,000,000 in any single transaction or related series of transactions;
(ii)    in an amount equal to 100% of net cash proceeds from the issuance or incurrence after the Closing Date of additional debt of any of the Borrowers or any of their restricted subsidiaries (other than (x) the Incremental Facilities and (y) any other debt permitted under the Credit Documentation other than Refinancing Indebtedness); and
(iii)    in an amount equal to 50.0% of Excess Cash Flow (to be defined in a manner consistent with the Documentation Principles) of the US Borrower and its restricted subsidiaries, on a consolidated basis, with step downs to 25% and 0% if the Total Net Leverage Ratio is less than 0.50x and 1.00x inside the Total Net Leverage Ratio on the Closing Date, respectively, in each case of clauses (i) - (iii), subject to the limitations set forth in the paragraph immediately following, such amounts shall be applied to scheduled installments of principal in the direct order of maturity.
Except as set forth in the following paragraph, prepayments of the Term Facility shall be applied on a pro rata basis across the US Term Facility and the Euro Term Facility.
All prepayments referred to immediately above are subject to there being no material adverse tax consequences and to permissibility (i) under local law (e.g., financial assistance, corporate benefit, restrictions on upstreaming of cash intra-group and the fiduciary and statutory duties of directors or the relevant subsidiaries) and (ii) material constituent document restrictions and other material agreements (so long as any such prohibition is not created in contemplation of such prepayment), it being understood and agreed that if the payment of only one tranche of the Term Facility would trigger a material adverse tax consequence or be subject to a local law restriction then such payment shall be applied to the other tranche of the Term Facility on a non-pro rata basis. The non-application of any prepayment amounts as a consequence of the foregoing provisions will not, for the avoidance of doubt, constitute a default or event of default, and such amounts shall be available to the Borrowers and their restricted subsidiaries, subject to terms and conditions substantially consistent with the Documentation Principles.
Any Lender may elect not to accept its pro rata portion of any mandatory prepayment as otherwise required by clauses (i), (ii) and (iii) immediately above (except with respect to the proceeds of Refinancing Facilities and Refinancing Notes) (each a “Declining Lender”). Any prepayment amount declined by a Declining Lender (“Declined Proceeds”) may be retained by the Borrowers and may be used by the Borrowers in any manner not prohibited by the Credit Documentation and any such retained amounts will not thereafter be counted as excess cash flow or net cash proceeds in any subsequent measurement period.

Optional Prepayments and Commitment Reductions:
The Facilities may be prepaid at any time in whole or in part without premium or penalty, upon written notice, at the option of the Borrower Representative, together with accrued and unpaid interest thereon, to the date of prepayment, except (x) that any prepayment of LIBOR advances other than at the end of the applicable interest periods therefor shall be made with reimbursement for any funding losses and redeployment costs of the Lenders resulting therefrom and (y) as set forth in “Repayment Premium” below. Each optional prepayment of the Term Facility shall be applied as directed by the Borrower Representative. The unutilized portion of any commitment under the Revolving Credit Facilities may be reduced permanently or terminated by the Borrower Representative at any time without penalty.

Repayment Premium:
In the event that all or any portion of the Term Facility is (i) repaid, prepaid, refinanced or replaced or (ii) repriced or effectively refinanced through any waiver, consent or amendment (in each case, in connection with any waiver, consent or amendment to the Term Facility directed at, or the result of which would be, the lowering of the effective interest cost or the weighted average yield of the Term Facility or the incurrence of any term facility having an effective interest cost or weighted average yield that is less than the effective interest cost or weighted average yield of the Term Facility (or portion thereof) so repaid, prepaid, refinanced, replaced or repriced (other than a refinancing of the Term Facility in connection with any transaction that would, if consummated, constitute a change of control) (a “Repricing Transaction”)) occurring on or prior to the date that is six months after the Closing Date, such repayment, prepayment, refinancing, replacement or repricing will be made at 101.0% of the principal amount so repaid, prepaid, refinanced, replaced or repriced (it being understood and agreed that the US Borrower shall be responsible for the repayment premium of 1.0%). If all or any portion of the Term Facility held by any Lender is repaid, prepaid, refinanced or replaced pursuant to a “yank-a-bank” or similar provision in the Credit Documentation as a result of, or in connection with, such Lender not agreeing or otherwise consenting to any waiver, consent or amendment referred to in clause (ii) above (or otherwise in connection with a Repricing Transaction), such repayment, prepayment, refinancing or replacement will be made at 101.0% of the principal amount so repaid, prepaid, refinanced or replaced (it being understood and agreed that the US Borrower shall be responsible for the repayment premium of 1.0%). Notwithstanding the foregoing, no prepayment premium shall apply in the case of any repayment, prepayment, refinancing, replacement or amendment if in connection with a change of control or any acquisition or transaction not otherwise permitted under the Credit Documentation.

Security:
Subject to the Funds Certain Provisions and the provisions of the immediately following paragraphs (the provisions set forth in the immediately following paragraphs, collectively, the “Security Principles”), the obligations of each US Loan Party and each Euro Loan Party shall be secured by valid and perfected first priority (subject to certain exceptions to be set forth in the Credit Documentation) liens on and security interests in all of the following (collectively, the “Collateral”):

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(i) with respect to the US Obligations, a pledge of the capital stock of the Material Subsidiaries directly held by each US Loan Party but limited in the case of (A) capital stock of each Foreign Subsidiary that is a Material Subsidiary, (B) any direct or indirect subsidiary substantially all the assets of which consist of the capital stock and, if applicable, indebtedness of one or more CFCs (as defined below) and/or one or more CFC Holdcos (such entity, a “CFC Holdco”) and (C) Disregarded Domestic Persons (as defined below), to 65% of the voting capital stock and 100% of the non-voting capital stock of any such first tier Foreign Subsidiary, CFC, CFC Holdco or Disregarded Domestic Person, as applicable, and excluding the capital stock of COHR Int’l Trading C.V. and COHR Int’l Investment C.V., provided, however, that, as determined by the Administrative Agent, in lieu of a pledge of the stock of a domestic CFC Holdco or Disregarded Domestic Person, the Collateral shall include a pledge of the capital stock of each direct Subsidiary of the CFC Holdco or Disregarded Domestic Person subject to the limitations of (A), (B) and (C), and (ii) with respect to the Euro Obligations, a pledge of the capital stock of each restricted subsidiary (including, in the case of companies organized as a limited partnership (Kommanditgesellschaft), a pledge of the capital stock of the respective general partner) organized in a Material Jurisdiction directly held by each US Loan Party and each Euro Loan Party but limited in the case of any Foreign Subsidiary, CFC, CFC Holdco or Disregarded Domestic Person directly held by a US Loan Party, to 65% of the voting capital stock and 100% of the non-voting capital stock of any such Foreign Subsidiary, CFC, CFC Holdco or Disregarded Domestic Person, as applicable, it being understood and agreed that the Collateral with respect to the Euro Obligations shall, in any event, include a pledge of 100% of the capital stock of the Euro Borrower and each Euro Guarantor, excluding the U.S. Borrower; Coherent Investments, Inc. (65%); COHR Int’l Finance C.V. (65%); COHR Int’l Trading C.V. (66% held by COHR Int’l Finance C.V.); Coherent International LLC (65%); Coherent Canada Inc. (65%); Coherent (Thailand) Co. Ltd. (65%); Coherent Finland Oy (65%); Coherent Asia, Inc. (65%); COHR Int’l Investment C.V. (99.9% held by COHR Int’l Trading C.V.); Corelase Oy (65%); ROFIN-SINAR Technologies Europe S.L. (65%); ROFIN-BAASEL Canada Ltd. (65%); PRC Europe NV (65%); provided that following implementation of a post-Acquisition restructuring, the foregoing exclusions from a 100% pledge of capital stock shall not apply to any Foreign Subsidiary that is 100% owned by one or more Foreign Subsidiaries that are corporations for US federal income tax purposes (ignoring any Domestic Subsidiaries that are disregarded for US federal income tax purposes and owned by a Foreign Subsidiary);
(b)    all present and future debt owed to a Borrower or any Guarantor (other than debt owed to a US Loan Party by a CFC Holdco, a Disregarded Domestic Person, any Foreign Subsidiary and any US Subsidiary that is a subsidiary of a Foreign Subsidiary);
(c)    all of the present and future property and assets, real and personal, of each Borrower and each Guarantor, including, but not limited to, machinery and equipment, inventory and other goods, accounts receivable, material fee-owned real estate, fixtures, bank accounts (subject to certain customary exceptions), general intangibles, financial assets, investment property, license rights, patents, trademarks, trade names, copyrights, other intellectual property and other general intangibles, chattel paper, insurance proceeds, contract rights, hedge agreements, documents, instruments, indemnification rights, tax refunds and cash; and
(d)    all proceeds and products of the property and assets described in clauses (a), (b) and (c) above.

For the avoidance of doubt, the pledge of a portion of an entity’s capital stock with respect to both the US Obligations and the Euro Obligations shall be deemed to refer to the same capital stock. The parties will cooperate in good faith in a manner consistent with the Security Principles (taking into account any applicable tax laws) with respect to any pledges of capital stock. The Collateral shall ratably secure the relevant party’s obligations in respect of the Facilities, any interest protection or other hedging arrangements with a Lender or an affiliate of a Lender and treasury management agreements with a Lender or an affiliate of a Lender.

All the above-described pledges, security interests and mortgages shall be created on terms, and pursuant to documentation reasonably satisfactory to the Borrower Representative and the Administrative Agent, and none of the Collateral shall be subject to any other pledges, security interests or mortgages, subject to exceptions to be agreed upon. Assets will be excluded from the Collateral in circumstances to be agreed and in circumstances where the Administrative Agent reasonably determined in consultation with the Borrower Representative that the cost of obtaining a security interest in such assets is excessive in relation to the value afforded thereby. In addition, the Administrative Agent shall not have any right to require any US Loan Party to take any steps to perfect by control any security interest noted herein in deposit, securities or commodities accounts.
Notwithstanding anything to the contrary in the Commitment Letter or any Annex thereto, the Collateral shall exclude the following:
(i)    (x) motor vehicles and other assets subject to certificates of title, (y) letter of credit rights and (z) commercial tort claims with a value of less than an amount to be agreed;
(ii)    pledges and security interests (including in respect of interests in partnerships, joint ventures and other non-wholly owned entities) to the extent prohibited by law, rule, regulation or prohibited by agreements containing anti-assignment clauses not overridden by the Uniform Commercial Code or other applicable law (such as the German Commercial Code (Handelsgesetzbuch)) other than proceeds and receivables thereof;
(iii)    all fee owned real property with a fair market value of less than $5,000,000 and all leasehold interests;
(iv)    intent to use trademark or service mark applications;
(v)    equity interests in any person other than wholly owned subsidiaries to the extent not permitted by the terms of such subsidiary’s organizational or joint venture documents;
(vi)    any lease, license or other agreement or any property subject to a purchase money security interest, capital lease obligation or similar arrangements, in each case, to the extent permitted under the Credit Documentation to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement, purchase money, capital lease or a similar arrangement or create a right of termination in favor of any other party thereto (other than any Loan Party) or otherwise give rise to any consent rights of any such other party or result in a default, in each case, after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under applicable law notwithstanding such prohibition;
(vii)    those assets as to which the Borrower Representative and the Administrative Agent reasonably determine results in a material adverse tax consequence to the Borrower as reasonably determined by the Borrower;
(viii)    with respect to the US Obligations, any assets owned by a CFC Holdco, Disregarded Domestic Person, CFC, Foreign Subsidiary or US Subsidiary that is owned by a Foreign Subsidiary;
(ix)    any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses franchises, charters or authorizations are prohibited or restricted thereby (in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law)) other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable law notwithstanding such prohibition;
(x)    zero balance accounts, payroll accounts, withholding and trust accounts, tax accounts, escrow or other fiduciary accounts located in the United States and other accounts customarily excluded in the other Material Jurisdictions;
(xi)    margin stock;
(xii)    other customary exclusions under applicable local law or in applicable local jurisdictions;
(xiii)    any intellectual property possessed by a US Loan Party which cannot be perfected by the filing of a UCC-1 financing statement and/or the filing of a short form intellectual property security agreement in either the United States Copyright Office or the United States Patent and Trademark Office;
(xiv)    any assets located in Non-Material Jurisdictions; and
(xv)    other exceptions to be agreed.
For purposes of the Credit Documentation, (a) “CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code, as amended and (b) “Disregarded Domestic Person” means any direct or indirect domestic subsidiary of the US Borrower that (i) is a disregarded entity or partnership for U.S. federal income tax purposes and (ii) has one or more directly owned (or owned through another Disregarded Domestic Person) Foreign Subsidiaries that are CFCs.

Conditions Precedent to Closing:	Limited to those conditions specified in (a) paragraph 5 of the Commitment Letter and (b) Annex II to the Commitment Letter.
Conditions Precedent to Each Borrowing Under the Facilities following the Closing Date:
Each borrowing or issuance or renewal of a Letter of Credit under the Facilities following the Closing Date will be subject to satisfaction of the following conditions precedent: (i) delivery of prior written notice of borrowing, (ii) all of the representations and warranties in the Credit Documentation shall be true and correct in all material respects as of the date of such extension of credit (except to the extent already qualified by materiality or material adverse effect and except to the extent such representation and warranty specifically relates to an earlier date) and (iii) no default or event of default under the Credit Documentation shall have occurred and be continuing or would result from such extension of credit.

Representations and Warranties:
Only the following representations and warranties shall apply (to be applicable to the Borrowers and their restricted subsidiaries), subject to customary and other exceptions and qualifications to be agreed consistent with the Documentation Principles: (i) existence, qualification and power; (ii) authorization, and non-contravention; (iii) government authorization and other consents; (iv) binding effect; (v) accuracy of financial statements in all material respects; (vi) no material adverse effect; (vii) litigation; (viii) no default; (ix) ownership of properties and liens; (x) environmental compliance; (xi) insurance; (xii) taxes; (xiii) ERISA compliance; (xiv) subsidiaries; (xv) Federal Reserve margin regulations and Investment Company Act; (xvi) disclosure; (xvii) compliance with laws (including OFAC, FCPA, U.S.A. PATRIOT Act and other anti-terrorism laws); (xviii) priority and perfection of security interests in Collateral (subject to permitted liens and other exceptions to be agreed); (xix) closing date solvency (defined in a manner consistent with (i) the Solvency Certificate (as defined in Annex II hereto) and (ii) the German insolvency law based on sections 17 through 19 of the German Insolvency Code, respectively); (xx) equity interests and ownership; (xxi) intellectual property (xxii) use of proceeds; (xxiii) business locations, taxpayer identification number; and (xxiv) COMI.

Covenants:
Only the following covenants shall apply (to be applicable to the Borrowers and their restricted subsidiaries), subject to customary and other exceptions, qualifications, thresholds and baskets to be agreed consistent with the Documentation Principles:

(a)    Affirmative Covenants: (i) delivery of annual consolidated financial statements within the later of 90 days after the end of each fiscal year and 5 days after the date on which such financial statements are required to be filed under the rules and regulations of the SEC (after giving effect to any permitted extensions), delivery of quarterly consolidated financial statements within the later of 45 days after the end of each of the first three fiscal quarters of each fiscal year and 5 days after the date on which such financial statements are required to be filed under the rules and regulations of the SEC (after giving effect to any permitted extensions); (ii) at the time of delivery of the financial statements referenced in clause (i) above, compliance certificates; other reasonably requested information regarding the operations, business affairs and financial condition of the Borrowers and their restricted subsidiaries or compliance with the terms of the Credit Documentation; (iii) delivery of notification of default and material litigation; (iv) payment of obligations; (v) preservation of existence (subject to merger, acquisition, consolidation, amalgamation, dissolution and disposition not prohibited by the Credit Documentation); (vi) maintenance of properties (subject to casualty, condemnation and normal wear and tear and dispositions not prohibited by the Credit Documentation); (vii) maintenance of customary insurance (with ability to self-insure for healthcare matters); (viii) compliance with laws and material obligations; ERISA compliance; (ix) maintenance of books and records; (x) right of the Administrative Agent to inspect property, books and records (limited to once per year, unless an event of default has occurred and is continuing); (xi) use of proceeds; (xii) joinder of subsidiaries as guarantors (subject to the limitations set forth under the caption “Guarantors”); (xiii) pledge of capital stock and other property (subject to the limitations set forth under the caption “Security”); (xiv) further assurances in respect of collateral matters; (xv) commercially reasonable efforts to maintain ratings (but not a specific rating); (xvi) environmental compliance; (xvii) COMI; (xviii) use of proceeds; and (xiv) entering into and maintain domination and/or profit and loss sharing agreement (Beherrschungs- und/oder Gewinnabführungsvertrag) with the (i) Euro Borrower by subsidiaries of the Euro Borrower that are German subsidiaries or (ii) direct holding companies of such German subsidiaries.
(b)    Negative Covenants: Restrictions on:
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liens (it being agreed that the negative covenant on liens will permit (A) liens securing the Facilities and any Incremental Facilities, (B) liens securing Refinancing Debt, Incremental Equivalent Debt, in each case, subject to an intercreditor agreement reasonably satisfactory to the Administrative Agent, and debt incurred pursuant to clauses (iii)(B), (E) and (F) below, (C) liens on assets of a restricted subsidiary which is not a Loan Party, (D) a general lien basket in an amount equal to the greater of (i) $50,000,000 and (ii) a Corresponding Percentage of Consolidated Total Assets (as defined below), (E) liens on assets existing at the time such assets were acquired to the extent, in the case of this clause (E), such liens do not extend to assets other than the assets so acquired and such liens were not effected in contemplation of such acquisition, (F) liens existing on the Closing Date, (G) liens on the US Borrower’s Santa Clara, California facility securing debt incurred pursuant to clause (iii)(I) below; provided that the US Borrower receives net proceeds of such financing in an amount equal to at least 40% of the fair market value of such property and all such net proceeds are used to prepay the Term Facility and (H) permitted refinancing liens of any liens that were permitted when incurred;
(ii)    investments (it being agreed that the negative covenant on investments will permit (A) investments under the Available Amount Basket (as defined below) (subject to the restrictions set forth therein), (B) additional investments, so long as (x) no event of default shall have occurred and be continuing or would result therefrom and (y) on a pro forma basis, the Total Net Leverage Ratio shall be equal to or less than 2.50:1.00, (C) Permitted Acquisitions (as defined below), (D) intercompany investments; provided that (x) in the case of such investments by US Loan Parties in foreign Loan Parties, such investments do not exceed $200,000,000 at any time (excluding any such investments in a “Foreign Loan Party” (defined herein as a Euro Loan Party other than a US Loan Party) to the extent the proceeds of such investment are invested by such Foreign Loan Party in a non-Loan Party), and (y) in the case of such investments by Loan Parties in non-Loan Parties, such investments do not exceed $100,000,000 at any time, (E) intercompany investments in unrestricted subsidiaries and joint ventures in an amount equal to the greater of (i) $30,000,000 and (ii) a Corresponding Percentage of Consolidated Total Assets, (F) re-organizations and other activities related to tax planning and re-organization set forth in a schedule to the Credit Documentation to be agreed, so long as, after giving effect thereto, the Borrower remains in compliance with the Guarantor Coverage Test, (G) the Transaction, (H) investments existing on the Closing Date, (I) a general investment basket in an amount equal to the greater of (i) $50,000,000 and (ii) a Corresponding Percentage of Consolidated Total Assets, (J) investments of a restricted subsidiary acquired after the Closing Date or of an entity merged into a Borrower or a restricted subsidiary after the Closing Date to the extent such investments were not made in contemplation of or in connection with such acquisition, merger, consolidation or amalgamation and were in existence on the date of such acquisition, merger, consolidation or amalgamation, (K) investments by any US Loan Party in any other US Loan Party, by any Euro Loan Party in any other Euro Loan Party and by any Euro Loan Party in any US Loan Party and (L) investments by any non-Loan Party in any other non-Loan Party or in any Loan Party;
(iii)    indebtedness (including cash management obligations and hedging transactions) (it being agreed that the negative covenant on indebtedness will permit (A) the Facilities, Incremental Facilities, Refinancing Debt and Incremental Equivalent Debt, (B) additional unsecured debt of Loan Parties and additional unsecured or secured debt of non-Loan Parties, in each case, in an unlimited amount so long as the pro forma Total Gross Leverage Ratio does not exceed 4.50:1.00 and no event of default shall have occurred and be continuing or would result therefrom; provided that such debt shall not mature prior to date that is 180 days after the maturity date of, or have a shorter weighted average life than, the Term Facility, in each case in effect at the time the indebtedness was incurred, (C) indebtedness existing on the Closing Date and any permitted refinancing thereof, subject to certain conditions to be agreed, (D) intercompany indebtedness (subject to the limitations set forth in the investments covenant), (E) indebtedness of restricted subsidiaries which are not Loan Parties in an amount equal to the greater of (i) $50,000,000 and (ii) a Corresponding Percentage of Consolidated Total Assets, (F) a capital lease and purchase money debt basket in an amount equal to the greater of (i) $50,000,000 and (ii) a Corresponding Percentage of Consolidated Total Assets, (G) a general unsecured debt basket in an amount equal to the greater of (i) $75,000,000 and (ii) a Corresponding Percentage of Consolidated Total Assets, (H) any interest rate hedges consistent with those permitted by the Borrower’s foreign exchange risks policy delivered to the Lead Arrangers prior to the date of the Commitment Letter and any amendments thereto reasonably acceptable to the Administrative Agent), (I) the mortgage financing of the Borrower’s Santa Clara, California facility, so long as the proceeds of such indebtedness are used to prepay the Term Facility and (J) permitted refinancing indebtedness; provided that notwithstanding the forgoing exceptions the aggregate amount of all debt of non-Loan Parties incurred pursuant to clauses (iii)(B), (E) and (G) above shall not exceed the greater of (i) $75,000,000 and (ii) a Corresponding Percentage of Consolidated Total Assets;
(iv)    mergers and dissolutions (it being agreed that the negative covenant on mergers and dissolutions will permit (A) Permitted Acquisitions and other permitted investments (including any merger, consolidation or amalgamation in order to effect such Permitted Acquisition or other permitted investment), (B) intercompany mergers, consolidations and amalgamations subject to certain limitations to be agreed, (C) dissolutions or changes in form if the Borrower Representative determines in good faith that such dissolution or change in form is in its best interests and is not materially disadvantageous to the Lenders and (D) certain other transactions to be mutually agreed);
(v)    dispositions of assets (it being agreed that the negative covenant on dispositions of assets will permit (A) sales of assets in the ordinary course of business and immaterial assets, (B) asset swaps, (C) dispositions of non-Collateral assets, subject to certain limitations to be agreed, (D) dispositions of non-core assets acquired in connection with a Permitted Acquisition or other permitted investment, (E) dispositions of obsolete, worn out, uneconomical, negligible or surplus assets or assets no longer useful in the business, (F) intercompany transfers, (G) dispositions of receivables and related assets in a factoring, receivables or securitization facility, (H) dispositions of any other assets on an unlimited basis for fair market value (as determined by the Borrower Representative in good faith) so long as (x) with respect to dispositions in excess of $10,000,000, at least 75% of the consideration consists of cash or Cash Equivalents (as defined below) (subject to customary and agreed upon exceptions to the cash consideration requirement, including a basket in an amount to be mutually agreed for non-cash consideration that may be designated as cash consideration) and, if in excess of $10,000,000, is subject to the terms set forth in the mandatory prepayment requirements (including the reinvestment provisions) in the Credit Documentation, (I) sale and leaseback transactions, (J) dispositions of cash or cash equivalents in the ordinary course of business, (K) dispositions of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing, (L) dispositions or abandonment of intellectual property of the Borrowers and their restricted subsidiaries determined in good faith by the management of the Borrower Representative to be no longer useful or necessary in the operation of the business of the Borrowers and their restricted subsidiaries and (M) leases, licenses, or subleases or sublicenses of any real or personal property in the ordinary course of business;
(vi)    dividends, stock repurchases and redemptions of equity interests (“Restricted Payments”) (it being agreed that the negative covenant on Restricted Payments will permit (A) Restricted Payments under the Available Amount Basket (subject to the restrictions set forth therein), (B) a basket for stock repurchases and redemptions in a dollar amount to be agreed, (C) additional Restricted Payments, so long as (x) no event of default shall have occurred and be continuing or would result therefrom and (y) on a pro forma basis, the Total Net Leverage Ratio shall be equal to or less than 2.25:1.00), (D) any Subsidiary of the Borrower Representative to pay dividends and make distributions to the holders of its equity interests (including any securities convertible into or exchangeable for equity interests and all warrants, options or other rights to purchase, subscribe for or otherwise acquire the foregoing or equity interests), (E) Restricted Payments in connection with the Transaction and (F) other Restricted Payments in a dollar amount to mutually be agreed;
(vii)    change in nature of business;
(viii)    change in fiscal year;
(ix)    transactions with affiliates;
(x)    use of proceeds;
(xi)    prepaying, redeeming or repurchasing subordinated or junior lien debt (“Restricted Debt Payments”) (it being agreed that the Credit Documentation will allow (A) Restricted Debt Payments under the Available Amount Basket (subject to the restrictions set forth therein), (B) additional Restricted Debt Payments, so long as (x) no event of default shall have occurred and be continuing or would result therefrom and (y) on a pro forma basis, the Total Net Leverage Ratio shall be equal to or less than 2.50:1.00), (C) refinancings with permitted indebtedness, (D) payment of (x) regularly scheduled interest and fees due and other non-principal payments and (y) any mandatory prepayment of principal, interest and fees and principal on the scheduled maturity date (subject, in each case, to an intercreditor agreement or other applicable subordination agreement), (E) the conversion or exchange of subordinated or junior lien debt to equity interests of the US Borrower, (F) intercompany Restricted Debt Payments and (G) other Restricted Debt Payments in an amount to be mutually agreed;
(xii)    burdensome agreements (negative pledge clauses that limit or restrict the Administrative Agent from taking or perfecting its lien in the intended Collateral, subject to exceptions to be agreed, and restrictions on dividends and distributions from subsidiaries of the Borrowers); and
(xiii)    amending or waiving (A) organizational documents in a manner that would be materially adverse to the Lenders or (B) subordinated, second lien or junior debt instruments to the extent prohibited by applicable subordination or intercreditor terms, to permit a payment not otherwise permitted hereunder or as would otherwise be materially adverse to the Lenders.

Among other things, the Credit Documentation will permit (a) acquisitions (each, a “Permitted Acquisition”) subject to (i) no event of default under the Facilities at the time of consummation of the Permitted Acquisition or resulting therefrom or, if consummated using the proceeds of an Incremental Facility, at the time of execution of the definitive agreement governing such Permitted Acquisition if agreed by the Lenders providing such Incremental Facility, (ii) the acquired entity and its subsidiaries becoming Guarantors to the extent required under “Security” above, subject to a basket to be agreed to permit acquisitions of non-Guarantors, (iii) the acquisition being approved by the board of directors, or other governing body, of the target and (iv) the acquired entity or assets being in the same, related, complimentary or ancillary line of business as the Borrowers and their subsidiaries, (b) an “Available Amount Basket”, which may be used for certain investments, Restricted Payments and Restricted Debt Payments subject to limitations to be agreed (including, without limitation, with respect to (x) Restricted Payments, on a pro forma basis, the Total Net Leverage Ratio being equal to or less than 2.50:1.00 and (y) Restricted Debt Payments, on a pro forma basis, the Total Net Leverage Ratio being equal to or less than 2.75:1.00) and be based on the retained portion of Excess Cash Flow (which in no event shall be less than zero) with an initial basket of $50,000,000 and (c) (x) reorganizations and other activities related to tax planning and reorganization or otherwise to achieve synergies, in each case, as set forth on a schedule to the Credit Documentation (such schedule to be provided by Borrower and deemed acceptable so long as of the date of the Credit Documentation, on a pro forma basis, after giving effect to the actions contemplated thereby (and assuming all required Guarantors have become Guarantors as of such date), the Guarantor Coverage Test would be met and the security interests of the Lenders in the Collateral, taken as a whole, would not be materially impaired), and (y) such other actions to achieve synergies in connection with the Acquisition, provided after giving effect to such actions the Guarantor Coverage Test would be met and the security interests of the Lenders in the Collateral, taken as a whole, would not be materially impaired.
“Corresponding Percentage of Consolidated Total Assets” means, with respect to any dollar basket, the amount of such dollar basket divided by the initial consolidated total assets of the Borrowers and their restricted subsidiaries giving effect to the Transaction, expressed as a percentage.

Financial Covenant:	Limited to the following (applicable each Borrower and its restricted subsidiaries):

Term Facility: None.
Revolving Facility: Senior Secured Net Leverage Ratio to be set at a level to be agreed (the “Financial Covenant”), commencing with the first full fiscal quarter after the Closing Date to be tested on the last day of each fiscal quarter. The Financial Covenant shall be set with a cushion of 30% (rounded in a manner to be mutually agreed) off Consolidated EBITDA set forth in the model projections delivered to the Lead Arrangers prior to the date of the Commitment Letter.

“Consolidated EBITDA” shall be defined in a manner consistent with the Documentation Precedent; provided that the aggregate amount of all net cost savings, operating expense reductions, other operating improvements and acquisition synergies in good faith projected to be realized during such period (collectively, the “Synergies”) shall not exceed 20% of Consolidated EBITDA.
“Secured Net Leverage Ratio” means, as of any date of determination, the ratio of (a)(i) Total Funded Secured Indebtedness as of such date, less (ii) all unrestricted cash and Cash Equivalents (with “Cash Equivalents” being defined to include investments permitted by the Borrower’s cash investment policy delivered to the Lead Arrangers prior to the date of the Commitment Letter and any amendments thereto reasonably acceptable to the Administrative Agent) of the Borrowers and the Guarantors to (b) Consolidated EBITDA for the most recently ended four-fiscal quarter period for which financial statements are available.
“Senior Secured Net Leverage Ratio” means, as of any date of determination, the ratio of (a)(i) Total Funded Senior Secured Indebtedness as of such date, less (ii) all unrestricted cash and Cash Equivalents of the Borrowers and the Guarantors to (b) Consolidated EBITDA for the most recently ended four-fiscal quarter period for which financial statements are available.
“Total Funded Indebtedness” means, if and to the extent the same would constitute indebtedness or a liability in accordance with GAAP, the sum of (without duplication) (i) the outstanding principal amount of funded indebtedness for borrowed money, (ii) unreimbursed draws under letters of credit, (iii) the outstanding principal amount of purchase money indebtedness and (iv) the outstanding principal amount of capital leases of the Borrowers and their restricted subsidiaries, subject to exceptions to be agreed.
“Total Funded Secured Indebtedness” means Total Funded Indebtedness as of such date secured by a lien, subject to exceptions to be agreed.
“Total Funded Senior Secured Indebtedness” means Total Funded Indebtedness as of such date secured by a lien (excluding any lien ranking junior to the liens securing the Facilities), subject to exceptions to be agreed.
“Total Gross Leverage Ratio” means, as of any date of determination, the ratio of (a) Total Funded Indebtedness as of such date to (b) Consolidated EBITDA for the most recently ended four-fiscal quarter period for which financial statements are available.
“Total Net Leverage Ratio” means, as of any date of determination, the ratio of (a)(i) Total Funded Indebtedness as of such date, less (ii) all unrestricted cash and Cash Equivalents of the Borrowers and the Guarantors to (b) Consolidated EBITDA for the most recently ended four-fiscal quarter period for which financial statements are available.
In the event that any additional OID or upfront fees are implemented pursuant to the “market flex” provisions of the Facilities Fee Letter, any Secured Net Leverage Ratio, Senior Secured Net Leverage Ratio, Total Gross Leverage Ratio or Total Net Leverage Ratio tests set forth in the Term Sheet shall be adjusted as mutually agreed to account for the additional interest expense or additional indebtedness and maintain the agreed cushion taking into account such additional interest expense or additional indebtedness.

Unrestricted Subsidiaries:
The Credit Documentation will contain provisions pursuant to which, subject to customary limitations on investments, loans, advances to, and other investments in, unrestricted subsidiaries, the Borrower Representative will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and, in each case, subsequently re-designate any such unrestricted subsidiary as a “restricted subsidiary” so long as, after giving effect to any such designation or re-designation, (i) no event of default shall have occurred and be continuing or would result from any such designation and (ii) the Borrowers shall be in pro forma compliance with the Financial Covenant. Unrestricted subsidiaries will not be subject to the mandatory prepayment, representation and warranty, affirmative or negative covenant or event of default provisions of the Credit Documentation, and the cash held by, results of operations, indebtedness and interest expense of unrestricted subsidiaries will not be taken into account for purposes of determining any financial ratio or covenant contained in the Credit Documentation. The designation of any subsidiary as an unrestricted subsidiary after the Closing Date shall constitute an investment by the relevant Borrower or its subsidiary (as applicable) at the date of designation in an amount equal to the fair market value of the Borrower’s or its subsidiaries’ (as applicable) investment therein.

Events of Default:
Only the following events of default shall apply (to be applicable to the Borrowers and their restricted subsidiaries), with grace periods, baskets and materiality to be agreed consistent with the Documentation Principles: (i) nonpayment of principal; nonpayment of interest with a grace period of three business days and nonpayment of fees or other amounts with a grace period of five business days; (ii) any representation or warranty proving to have been inaccurate in any material respect when made or confirmed; (iii) failure to perform or observe covenants set forth in the Credit Documentation (subject, in the case of certain affirmative covenants, to a grace period of 30 days); (iv) cross-defaults to other indebtedness in an amount to be agreed; (v) bankruptcy, insolvency defaults (with a 60 day grace period for involuntary proceedings in case of US Loan Parties and customary grace periods in other jurisdictions) and, in case of the Euro Loan Parties, is illiquid (zahlungsunfähig) pursuant to section 17 of the German Insolvency Code, imminent illiquid (drohend zahlungsunfähig) pursuant to Section 18 of German Insolvency Code or over-indebted (überschuldet) pursuant to Section 19 of German Insolvency Code; (vi) monetary judgment defaults to the extent not covered by indemnities or insurance above an amount to be agreed; (vii) invalidity of guarantees or other loan documents; (viii) change of control; and (ix) ERISA defaults.
Notwithstanding the foregoing and the provisions under “Waivers and Amendments” below, (i) only Lenders holding at least a majority of the Revolving Loan commitments and Revolving Loans shall have the ability to amend the Financial Covenant, waive a breach of the Financial Covenant or accelerate the Revolving Credit Facility and (ii) a breach of the Financial Covenant shall not constitute an event of default with respect to the Term Facility or trigger a cross-default under the Term Facility until the date on which the Revolving Loans (if any) have been accelerated or the Revolving Loan commitments have been terminated, in each case, by the Lenders in accordance with the terms of the Revolving Credit Facility.

Assignments and Participations:
Each Lender will be permitted to make assignments (except to Disqualified Institutions) in minimum amounts to be agreed to other entities approved by (x) the Administrative Agent (y), so long as no payment or bankruptcy event of default has occurred and is continuing, the Borrower Representative, and (z) with respect to commitments under the Revolving Credit Facility, the Swingline Lender and the Issuing Bank, each such approval not to be unreasonably withheld or delayed; provided, however, that (i) no approval of the Borrower Representative shall be required in connection with assignments to other Lenders or any of their affiliates, (ii) the Borrower Representative shall be deemed to have given consent to an assignment if it shall have failed to respond to a written notice thereof within ten business days and (iii) no approval of the Administrative Agent shall be required in connection with assignments (x) under the Term Facility to other Lenders or any of their affiliates or approved funds or (y) under the Revolving Credit Facility to other Lenders under the Revolving Credit Facility or any of their affiliates or approved funds. Each Lender will also have the right, without consent of the Borrower Representative or the Administrative Agent, to assign as security all or part of its rights under the Credit Documentation to any Federal Reserve Bank.

Lenders will be permitted to sell participations (except to Disqualified Institutions, if the list of Disqualified Institutions has been provided to all Lenders) with voting rights (a) limited to matters in respect of (i) increases in commitment amount of such participant, (ii) reductions of principal, interest or fees payable to such participant, (iii) extension of scheduled maturities or times for payment of amounts payable to such participant and (iv) releases of all or substantially all of the Collateral or value of the guarantees and (b) for clarification purposes, which shall not include the right to vote on waivers of defaults or events of default and the sale of such participations shall not require the approval of the Borrower Representative or the Administrative Agent.
An assignment fee in the amount of $3,500 will be charged with respect to each assignment unless waived by the Administrative Agent in its sole discretion.

Notwithstanding anything herein or in the Credit Documentation to the contrary, (i) in the case that after the date of the Commitment Letter the Borrower Representative supplements the list of Disqualified Institutions, such supplement from the Borrower Representative may not retroactively disqualify any person that previously acquired an assignment or participation in the Facilities and (ii) the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions.  Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of loans, or disclosure of confidential information, to, or the restrictions on any exercise of rights or remedies of, any Disqualified Institution.

Subject to the Documentation Principles, assignments of loans under the Term Facility to the Borrowers or any of their subsidiaries shall be permitted subject to satisfaction of conditions to be set forth in the Documentation Precedent.

Waivers and Amendments:
Amendments and waivers of the provisions of the Credit Documentation will require the approval of Lenders holding loans and commitments representing more than 50% of the aggregate advances and commitments under the Facilities (the “Required Lenders”), except that (a) the consent of each Lender directly and adversely affected thereby will also be required with respect to, among other things, (i) increases in commitment amount of such Lender (it being understood that a waiver of any condition precedent or the waiver of any default or mandatory prepayment shall not constitute an increase in any commitment of any Lender), (ii) reductions of principal, interest, or fees payable to such Lender (other than waivers of default interest, a default or an event of default or mandatory prepayment); provided that any change in the definitions of any ratio used in the calculation of any rate of interest or fees (or the component definitions) shall not constitute a reduction in any rate of interest or fees, (iii) extensions of scheduled maturities or times for payment of amounts payable to such Lender (it being understood and agreed that the waiver of any mandatory prepayment, default interest, default or event of default shall only require the consent of the Required Lenders), (iv) releases of all or substantially all of the Collateral or value of the guarantees (other than in connection with permitted asset sales, dispositions, mergers, liquidations or dissolutions or as otherwise permitted), (v) changes that impose any restriction on the ability of such Lender to assign any of its rights or obligations, (vi) the definition of Required Lenders, (vii) pro rata/sharing provisions and (viii) re-denominations of currency and (b) tranche voting will be required for certain matters.
Notwithstanding the foregoing, (i) amendments and waivers of the Financial Covenant shall only require the approval of Lenders holding more than 50% of the aggregate amount of the commitments under the Revolving Credit Facility and (ii) amendments to affect a Repricing Transaction which reduced the interest rate shall only require the approval of Lenders directly and adversely affected thereby.

Subject to the Documentation Principles, the Credit Documentation shall contain defaulting lender provisions and “yank-a-bank” provisions substantially consistent with the Documentation Precedent.
If the Administrative Agent and the Borrower Representative shall have jointly identified an obvious error or any error or omission of a technical nature in the Credit Documentation, then the Administrative Agent and the Borrower Representative shall be permitted to amend such provision without further action or consent of any other party so long as the Required Lenders do not object thereto within 10 business days following receipt of notice thereof.
Notwithstanding anything to the contrary set forth herein, the Credit Documentation shall provide that the Borrower Representative may at any time and from time to time request that all or a portion of any loans under the Facilities be converted to extend (i) the scheduled maturity date of any payment of principal with respect to all or a portion of any principal amount of such loans and (ii) the scheduled termination date of any commitments pursuant to the Revolving Credit Facility (any such loans which have been so converted, “Extended Loans”) and upon such request of the Borrower Representative any individual Lender shall have the right to agree to extend the maturity date of its outstanding loans or the termination date of its commitments without the consent of any other Lender; provided that all such requests shall be made pro rata to all Lenders within the applicable Facility. The terms of Extended Loans shall be identical to the loans of the existing class from such Extended Loans are converted except for interest rates, fees, amortization, final maturity date or final termination date, provisions requiring optional and mandatory prepayments to be directed first to the non-extended loans prior to being applied to Extended Loans and certain other customary provisions to be agreed.
Any applicable intercreditor agreement may be amended solely with the consent of the Administrative Agent and, if a party thereto, the Borrowers and the Guarantors, to give effect thereto or to carry out the purposes thereof.

Indemnification:
The Borrowers will indemnify the Administrative Agent, the Syndication Agent, the Lead Arrangers, each Swingline Lender and Issuing Bank, and the Lenders and their respective affiliates, and the officers, directors, employees, affiliates, agents, advisors and controlling persons of the foregoing (each an “Indemnified Person”), and hold them harmless from and against all costs, expenses (including, without limitation, reasonable fees, disbursements and other charges of counsel) and liabilities of any such Indemnified Person arising out of or relating to any claim or any litigation or other proceeding (regardless of whether any such Indemnified Person is a party thereto or whether such claim, litigation, or other proceeding is brought by a third party or by the Borrowers or any of its affiliates, creditors or shareholders) that relate to the Credit Documentation, provided that no Indemnified Person will be indemnified for any cost, expense or liability (x) to the extent determined by a court of competent jurisdiction in a final non-appealable judgment to have resulted from the gross negligence, bad faith, willful misconduct of such Indemnified Person or any of such Indemnified Person’s controlled or controlling affiliates or any of its or their respective officers, directors, employees, agents, advisors or controlling persons, (y) arising from a material breach of such Indemnified Person’s (or any of their respective affiliates, successors and assigns and the officers, directors, employees, agents, advisors and controlling persons) obligations under the definitive loan documentation (as determined by a court of competent jurisdiction in a final non-appealable judgment), or (z) arising from any claim, actions, suits, inquiries, litigation, investigation or proceeding that does not involve an act or omission of the Borrower or any of its affiliates and that is brought by an Indemnified Person against any other Indemnified Person (other than any claim, actions, suits, inquiries, litigation, investigation or proceeding against the Administrative Agent, the Syndication Agent, the Issuing Bank, any Lead Arranger or any Commitment Party in its capacity as such).

Governing Law:	New York.
Expenses:
The Borrowers shall pay (a) all reasonable and documented out-of-pocket expenses of the Administrative Agent, the Syndication Agent, the Lead Arrangers, each Swingline Lender and Issuing Bank associated with the syndication of the Facilities and the preparation, execution, delivery and administration of the Credit Documentation and any amendment or waiver with respect thereto (including, without limitation, the reasonable fees, disbursements and other charges of one firm of counsel for all such persons, taken as a whole, one local counsel for all such persons, taken as a whole, in each relevant state and in each Material Jurisdiction, in each case retained by the Lead Arrangers (each such counsel subject to the Borrower Representative’s reasonable consent (such consent not to be unreasonably withheld, delayed or conditioned)) and (b) all reasonable and documented or invoiced out-of-pocket expenses of the Administrative Agent, the Syndication Agent, the Lead Arrangers, each Swingline Lender and Issuing Bank, and the Lenders (including, without limitation, the fees, disbursements and other charges of counsel) in connection with the enforcement of the Credit Documentation.

Counsel to the Commitment Parties:	Weil, Gotshal & Manges LLP.
Miscellaneous:	Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to exclusive New York jurisdiction. The Credit Documentation shall contain customary “defaulting lender” provisions.

ANNEX II
CONDITIONS PRECEDENT TO CLOSING
Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex II is attached.
The initial extensions of credit under the Facilities on the Closing Date will be subject to satisfaction (or waiver by the Lead Arrangers with the consent of the Commitment Parties) of the following conditions precedent:
(i)The terms of the Acquisition Agreement will be reasonably satisfactory to the Lead Arrangers (it being understood that the execution version of the Acquisition Agreement, dated as of March 16, 2016 is reasonably satisfactory to the Lead Arrangers). The Acquisition shall have been or shall substantially concurrently be, consummated in accordance with the terms of the Acquisition Agreement without giving effect to any amendment, change or supplement or waiver of any provision thereof (including any change in the purchase price) in any manner that is materially adverse to the interests of the Lenders or the Lead Arrangers without the prior written consent of the Lead Arrangers (which consent shall not be unreasonably withheld or delayed); provided that (x) (i) any reduction in purchase price for the Acquisition shall not be deemed to be material and adverse to the interests of the Lenders or the Lead Arrangers so long as there is a concurrent reduction in the aggregate principal amount of the commitments in respect of the Term Facility and (ii) any increase in purchase price for the Acquisition shall not be deemed to be material and adverse to the interests of the Lenders or the Lead Arrangers so long as the purchase price is not funded with additional indebtedness (it being understood and agreed that no purchase price, working capital or similar adjustment provisions set forth in the Acquisition Agreement shall constitute a reduction or increase in purchase price) and (y) any amendment, change or supplement or waiver of the definition of “Company Material Adverse Effect” set forth in the Acquisition Agreement shall be deemed to be material and adverse to the interests of the Lenders.
(ii)Notwithstanding anything in this Commitment Letter (including, for the avoidance of doubt, Annexes I, II and III), the Fee Letters, the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the Transaction to the contrary, the only representations and warranties the accuracy of which shall be a condition to the initial availability of the Facilities shall be (A) the Acquisition Agreement Representations (as defined below) and (B) the Specified Representations (as defined below). “Acquisition Agreement Representations” shall mean the representations made by or with respect to the Acquired Business and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders (in their capacities as such), but only to the extent that the breach of any such representations results in you or any of your affiliates having the right to terminate your or its obligations under the Acquisition Agreement (after giving effect to any applicable notice and cure period) or results in the failure of a condition precedent to your obligation to consummate the Acquisition pursuant to the Acquisition Agreement. “Specified Representations” shall mean the representations and warranties in the Credit Documentation relating to (in each case, subject to applicable materiality qualifiers and the Documentation Principles): (i) (A) corporate status of you and the Guarantors and (B) corporate power and authority to enter into the Credit Documentation by you and the Guarantors, (ii) due authorization, execution and delivery by you and the Guarantors and enforceability of the Credit Documentation against you and the Guarantors, (iii) no conflicts with charter documents by you and the Guarantors as it relates to the entry into and performance of the Credit Documentation, (iv) compliance by you and the other Guarantors with Federal Reserve margin regulations, U.S.A. Patriot Act, not using proceeds in violation of OFAC, FCPA and other anti-terrorism laws and the Investment Company Act, (v) solvency of you and your subsidiaries on a consolidated basis on the Closing Date immediately after giving effect to the consummation of the Transaction (such representations to be substantially identical to those set forth in the Solvency Certificate attached as Annex III to the Commitment Letter (the “Solvency Certificate”)), and (vi) the creation, validity and perfection of the security interests granted in the Collateral by you and the other Guarantors on the Closing Date substantially concurrently with the initial funding of the Facilities.
(iii)Since the date of the Acquisition Agreement, there shall not have occurred or arisen any Company Material Adverse Effect (as defined below) that is continuing. For purposes hereof, “Company Material Adverse Effect” means any fact, event, violation, inaccuracy, circumstance, change or effect (any such item, an “Effect”) that, individually or when taken together with all other Effects that exist or have occurred prior to or at the date of determination of the occurrence of the Company Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, operations, financial condition or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that in no event shall any Effect directly or indirectly resulting from any of the following, either alone or in combination, be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur:

(i)	general economic, regulatory, business or political conditions in the United States or any other country or region in the world (or changes therein);

(ii)	conditions in the industries in which the Company or any of its Subsidiaries conduct business;

(iii)	changes in Applicable Law or GAAP or the interpretations thereof;

(iv)	acts of war, terrorism or sabotage or any escalation or worsening of acts of war or terrorism;

(v)
earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

(vi)
the public announcement or pendency of the Acquisition Agreement, the Merger or any other transactions contemplated by the Acquisition Agreement, including by reason of the identity of Parent or any communication by Parent regarding the plans or intentions of Parent with respect to the conduct of the business of the Company or any of its Subsidiaries and including the impact of any of the foregoing on any relationships, contractual or otherwise, with customers, suppliers, distributors, collaboration partners, stockholders, lenders, employees or regulators (including without limitation, any cancellations of or delays in customer agreements, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees);

(vii)
any failure by the Company to meet published analysts’ estimates, projections or forecasts of revenues, earnings or other financial or business metrics, in and of itself, and or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations or the issuance of revised projections that are not as optimistic as those in existence as of March 16, 2016 (it being understood that the underlying cause(s) of any such failure may be taken into consideration unless otherwise prohibited by this definition of “Company Material Adverse Effect”);

(viii)
any decline in the market price or change in the trading volume of Company Common Stock, in and of itself (it being understood that the underlying cause(s) of any such failure may be taken into consideration unless otherwise prohibited by this definition of “Company Material Adverse Effect”);

(ix)	any action taken that is required by the terms of the Acquisition Agreement or taken at the written request of Parent or with the prior written consent or approval of Parent;

(x)
any Legal Proceedings made or brought by any of the current or former Company Stockholders (on their own behalf or on behalf of the Company) against the Company, arising out of the Merger or in connection with any other transactions contemplated by the Acquisition Agreement; and

(xi)
the availability or cost of equity, debt or other financing to Parent, Merger Sub or the Surviving Corporation, or any changes, events or occurrences in financial, credit, banking or securities markets (including any disruption thereof and any decline in the price of any security or market index) or any interest rate or exchange rate changes or general financial or capital market conditions, including interest rates, or changes therein;

(except, in the case of each of clauses (i) through (v) above, to the extent that such Effect has had a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other companies operating in the industries in which the Company and its Subsidiaries operate). All capitalized terms used in this paragraph (iii) and the definition of “Company Material Adverse Effect” and not defined herein shall have the meaning assigned thereto in the Acquisition Agreement (as in effect on March 16, 2016) for purposes of the definition of “Company Material Adverse Effect”.
(iv)The Administrative Agent under each Facility shall have received the Solvency Certificate from the chief financial officer of the US Borrower (or, at the US Borrower’s option, a solvency opinion from an independent investment bank or valuation firm of nationally recognized standing that is addressed to the Administrative Agent and the Lenders and dated as of the Closing Date) with respect to solvency of you and your subsidiaries on a consolidated basis on the Closing Date immediately after giving effect to the consummation of the Transaction.
(v)The Administrative Agent under each Facility shall have received (A) customary opinions of counsel to the US Borrower and the Guarantors, (B) customary corporate resolutions, customary closing date officer’s certificates certifying as to the satisfactions of the conditions precedent to the Facilities, customary secretary’s and/or officer’s certificates appending such resolutions, commercial register excerpts (not older than 14 days), shareholders lists, charter documents, good standing certificates and incumbency certificate and information necessary for the Lead Arrangers to perform customary lien searches prior to closing, (C) subject in all respects to the Funds Certain Provisions, all documents and instruments (including schedules to security documentation) required to create and perfect the Administrative Agent’s senior priority security interest in the Collateral shall have been executed and delivered by the US Borrower, the Euro Borrower and the Guarantors (or, where applicable, the US Borrower and the Guarantors shall have authorized the filing of financing statements under the Uniform Commercial Code) and, if applicable, be in proper form for filing and (D) a customary borrowing notice.
(vi)The Lead Arrangers shall have received: (A) the audited consolidated balance sheets and related consolidated statements of operations, cash flows and shareholders’ equity of each of the US Borrower and the Acquired Business for the three most recently completed fiscal years of the US Borrower and the Acquired Business, respectively, ended at least 60 days before the Closing Date, accompanied by an unqualified report thereon by their respective independent registered public accountants; (B) the unaudited consolidated balance sheets and related statements of operations and cash flows of each of the US Borrower and the Acquired Business for each subsequent fiscal quarter of the US Borrower and the Acquired Business, respectively, ended at least 40 days before the Closing Date; and (C) pro forma consolidated balance sheet and related statement of operations of the US Borrower as of and for the periods for which audited and unaudited financial statements are required by clauses (A) and (B) above, and, other than a fiscal year end, as of and for the twelve-month period ended on the last day of the most recently completed four fiscal quarter period at least 40 days before the Closing Date, in each case after giving effect to the Transaction (the “Pro Forma Financial Statements”), all of which financial statements shall be prepared in accordance with Regulation S-X under the Securities Act (except that it is understood and agreed that the Pro Forma Financial Statements for any last twelve-month period that does not correspond with a fiscal year end may not comply with Regulation S-X only insofar as Regulation S-X contemplates fiscal year and interim period pro forma financial statements rather than “last twelve-month” pro forma financial statements).
(vii)The Lead Arrangers shall have been afforded a period of at least 21 consecutive calendar days (or such shorter period reasonably acceptable to the Lead Arrangers) following receipt of the Information Memorandum prior to the Closing Date; provided that such period shall (x) exclude the period from July 1, 2016 through and including July 4, 2016 and from November 23, 2016 through and including November 27, 2016, and (y) either conclude on or prior to August 19, 2016 or commence no earlier than September 6, 2016 and on or prior to December 23, 2016 or commence no earlier than January 3, 2017.
(viii)All fees due to the Administrative Agent, the Lead Arrangers and the Lenders under the Fee Letters and the Commitment Letter to be paid on the Closing Date, and all expenses to be paid or reimbursed under the Commitment Letter to the Administrative Agent and the Lead Arrangers on the Closing Date that have been invoiced at least three business days prior to the Closing Date, shall have been paid, in each case, from the proceeds of the initial funding under the applicable Facilities.
(ix)The Refinancing shall have been, or shall concurrently with the initial funding of the Facilities be consummated and all guarantees of such indebtedness shall be released and, to the extent applicable, all liens and security interests securing such indebtedness shall be discharged.
(x)So long as requested at least ten business days prior to the Closing Date, the Administrative Agent shall have received, at least three business days prior to the Closing Date, all documentation and other information with respect to the Borrowers and the Guarantors that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the U.S.A. PATRIOT Act.

ANNEX III
FORM OF SOLVENCY CERTIFICATE
[     ], 201[_]
This SOLVENCY CERTIFICATE (this “Certificate”) is delivered in connection with that certain Credit Agreement dated as of [______], 201[_] (as amended, supplemented, amended and restated, replaced, or otherwise modified from time to time, the “Credit Agreement”), by and among COHERENT, INC., a Delaware corporation (the “US Borrower”), COHERENT HOLDING GMBH, a German company with limited liability (the “Euro Borrower”), BARCLAYS BANK PLC, as administrative agent and collateral agent (the “Administrative Agent”), and the financial institutions from time to time party thereto as lenders. Capitalized terms used herein without definition have the same meanings as in the Credit Agreement.
I, [●], the [Chief Financial Officer/equivalent officer] of the US Borrower, in such capacity and not in an individual capacity and without personal liability, hereby certify on behalf of the US Borrower that, to my knowledge, as of the date hereof, immediately after giving effect to the consummation of the Transaction, including the incurrence of the obligations under the Credit Agreement and the use of proceeds thereof:
1.     The fair value of the assets of the Company (as used herein “Company” means the Borrowers and their subsidiaries, on a consolidated basis) is more than its debts and liabilities, subordinated, contingent or otherwise.
2.    The present fair saleable value of assets of the Company is more than the amount that will be required to pay the probable liability, on a consolidated basis, of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured.
3.    The Company is able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured.
4.    The Company is not engaged in, and is not about to engage in, business for which it has “unreasonably small capital”.
For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.
[Signature page follows]

IN WITNESS WHEREOF, I represent the foregoing information is provided to the best of my knowledge and belief and execute this Certificate as of the date first above written.

By:	Name: [●] Title: [Chief Financial Officer/equivalent officer]